Confidential Material Omitted and Filed Separately with the Securities and Exchange Commission.
* denotes omissions.

                                                                   EXHIBIT 10.5


GEOTEL COMMUNICATIONS CORPORATION

AGREEMENT # 20-810816
            ---------

                SOFTWARE LICENSE AND TECHNICAL SUPPORT AGREEMENT

     This Agreement is entered into between GeoTel Communications Corporation, a Delaware corporation with its principal place of business at 25 Porter Road, Littleton, MA 01460 ("GeoTel") and MCI Telecommunications Corporation, a Delaware Corporation with a principal place of business at 1801 Pennsylvania Avenue, NW, Washington, DC 20036 ("Licensee") as of June 17, 1996 (the "Effective Date").

     WHEREAS, GeoTel is in the business of licensing software and related documentation that provide and support call management services, and further makes available related technical support, configuration and installation services, and other support services; and

     WHEREAS, GeoTel and Licensee desire to establish the terms and conditions, including without limitation pricing, pursuant to which Licensee as well as Licensee Affiliates and Alliance Partners, as such terms are defined below, can elect to obtain licenses to copies of such GeoTel software and documentation and further obtain such services, all on a worldwide basis.

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.   DEFINITIONS

As used throughout this Agreement, the following terms shall have the meanings set forth below unless otherwise indicated:

     1.1 "ACCELERATION FEE" shall have the meaning set forth in Section 11.3 E
(iii).

     1.2 "ACCEPTANCE PERIOD" shall have the meaning set forth in Section 7.1.

     1.3 "ADDITIONAL ACCEPTANCE PERIOD" shall have the meaning set forth in
Section 7.2.

         1.4 "ADDITIONAL SERVICES" shall have the meaning set forth in
Section 11.4.

     1.5 "AFFILIATE" of a named party or other entity shall mean a corporation, partnership, joint venture or other entity controlling, controlled by or under common control with such party or other entity. Licensee's Affiliates as of the Effective Date are set forth on Exhibit A ("Affiliates and Alliance Partners") attached hereto and incorporated herein by this reference.

     1.6 "ALLIANCE PARTNER" shall mean any person or legal entity (i) in which Licensee or an Affiliate thereof has an equity ownership of at least twenty percent (20%) or
(ii) with which Licensee or an Affiliate thereof has an agreement requiring or permitting (x) the large-scale licensing of technology to such person or entity or (y) the exclusive distribution of one or more products or services by such person or entity. Licensee's Alliance Partners as of the Effective Date are set forth on Exhibit A.

     1.7 "AUTHORIZED PLATFORM" shall mean a central processing unit certified by GeoTel as capable of running the Programs in conformity with the applicable Specifications.

     1.8 "COMMENCEMENT DATE" shall mean the date on which Licensee receives the applicable Installation Certificate, as defined below, from GeoTel pursuant to
Section 11.2A.2 in connection with GeoTel's installation of Programs and/or Designated Computers hereunder.

     1.9 "CONFIDENTIAL INFORMATION" shall have the meaning set forth in Section
8.1 A.

         1.10 "CONTRACT YEAR" shall have the meaning set forth in Section 2.4.

         1.11 "CORRECTION PERIOD" shall have the meaning set forth in
Section 7.1.

     1.12 "CRITICAL SITUATION" shall have the meaning set forth in Section 11.1 B 1(i).

         1.13 "CURRENT RELEASE" shall have the meaning set forth in
Section 11.1 D.

     1.14 "CUSTOMER" shall mean a third party which obtains products and/or services provided by Licensee which utilize the Program(s).

     1.15 "DEFICIENCY ORDER" shall have the meaning set forth in Section 2.4 C1.

     1.16 "DEPOSIT AGREEMENT" shall have the meaning set forth in Section 9.2 A
(ix).

     1.17 "DESIGNATED COMPUTER" shall mean the central processing unit(s) designated by Licensee on an Order, whether such central processing unit is owned, leased or otherwise available for use by Licensee or a Customer, provided that each such central processing unit is an Authorized Platform.

     1.18 "ELIGIBLE PURCHASES" shall have the meaning set forth in Section 2.4
B.

     1.19 "ERROR" shall mean any malfunction, error, bug or other deficiency in a copy of a Program which prevents it from performing substantially in accordance with the applicable Specifications.

         1.20 "ESCROW AGENT" shall have the meaning set forth in Section 13.1.

         1.21 "EXTENSION PERIODS" shall have the meaning set forth in
Section 4.1.

     1.22 "GEOTEL PERSONNEL" shall mean any and all GeoTel employees, agents, servants, and subcontractors performing Services hereunder for Licensee, whether or not the Services are provided on the premises of Licensee, a Customer or a third party, provided that in no event or for any purpose will these persons be considered employees of Licensee.

          1.23 "INITIAL TERM" shall have the meaning set forth in Section 4.1.

     1.24 "INSTALLATION CERTIFICATE" shall have the meaning set forth in Section
11.2 A 2.

          1.25 "INSTALLATION DEPOSIT" shall have the meaning set forth in
Section 6.1.

     1.26 "LIQUIDATED DAMAGES" shall have the meaning set forth in Section 11.1 B 2.

     1.27 "MODERATE SITUATION" shall have the meaning set forth in Section 11.1 B 1(ii).

          1.28 "MODIFICATIONS" shall have the meaning set forth in Section
11.3 A.

     1.29 "NEW PRODUCTS" shall mean new software products that are separately priced by GeoTel on its price list published to all existing GeoTel customers and to potential customers.

     1.30 "NORTH AMERICA" shall mean Canada, the fifty states of the United States, Puerto Rico and the U.S. Virgin Islands, and Mexico.

     1.31 "OBJECT CODE" shall mean the Programs assembled or compiled in magnetic or electronic binary form on software media, which are readable and usable by machines, but not generally readable by humans without reverse assembly, reverse compiling, or reverse engineering.

     1.32 "ORDER" shall mean the standard purchase order form as utilized from time to time by Licensee, a Licensee Affiliate or an Alliance Partner, as applicable, which has been properly signed by a representative of the procurement function of the purchasing entity authorized to execute such purchase order on behalf of the entity and shall include all exhibits and attachments incorporated as part of the purchase order. The term "Order" shall further include change orders thereto and delivery orders.

          1.33 "ORDER ACCEPTANCE" shall have the meaning set forth in Section
6.2.

     1.34 "PERFORMANCE CRITERIA" shall mean as to a given Program the applicable requirements for system availability and through-put, i.e. calls per second in a given environment, and such other performance criteria or requirements as specified on Exhibit B ("Performance Criteria") attached hereto and incorporated herein by this reference.

     1.35 "PROGRAM(S)" shall mean the computer software that is owned or distributed by GeoTel from time to time during the Term, including specifically but without limitation such computer software specified on Exhibit C ("Programs and Services Pricing") attached hereto and incorporated herein by this reference, and in any event listed in a completed and signed Order referencing this Agreement by number, and the related User Documentation, and any subsequent Updates and Releases furnished by GeoTel, whether in printed or machine readable form.

          1.36 "RDG" shall have the meaning set forth in Section 3.1 E.

     1.37 "RELEASE" shall mean a new version of a Program that contains significant new functionality and/or features for which there is a published fee charged to all commercial customers not under Technical Support and which is identified by the numeral(s) to the right of the first decimal point from the left of the designation for such Release or as otherwise mutually agreed by the Parties, with the latest Release having the larger numeral. A Release shall also include any new or modified related User Documentation.

     1.38 "SERVICE BUREAU PROGRAMS" shall have the meaning set forth in Section
11.3 E.

     1.39 "SERVICES" shall mean, collectively, the Technical Support, Support Services and any other services available and/or obtained by Licensee from time to time pursuant to this Agreement.

          1.40 "SEVERITY LEVELS" shall have the meaning set forth in Section
11.1 B 1.

     1.41 "SOFTWARE DEVELOPMENT SERVICES" shall have the meaning set forth in
Section 11.3 A.

     1.42 "SOURCE CODE" shall mean the Programs written in programming languages, such as C and FORTRAN, including all comments and procedural code such as job control language statements, in a form intelligible to trained programmers and capable of being translated into Object Code for operation on computer equipment through assembly or compiling, and accompanied by documentation, including without limitation flow charts, schematics, statements of principles of operations, and architecture standards, describing the data flows, data structures, and control logic of the Programs.

     1.43 "SOURCE CODE ESCROW AGREEMENT" shall have the meaning set forth in
Section 13.1.

     1.44 "SOURCE CODE MATERIALS" shall mean, collectively, the Source Code for the Programs, and any other materials as agreed by the Parties, required to be on deposit with the Escrow Agent as of the Effective Date pursuant to Section
9.2 A (x) and from time to time on deposit with the Escrow Agent pursuant to
Section 13.2.

     1.45 "SPECIFICATIONS" shall mean as to a given Program, collectively the applicable User Documentation and the Performance Criteria.

     1.46 "SUPPORT SERVICES" shall mean the installation, training and other services more specifically described in Section 11.2.

     1.47 "TECHNICAL SPECIFICATIONS" shall have the meaning set forth in Section
11.3 B.

     1.48 "TECHNICAL SUPPORT" shall mean the software maintenance and other related services more specifically described in Section 11.1.

     1.49 "TERM" shall have the meaning set forth in Section 4.1.

          1.50 "TRANSFEREE CUSTOMER" shall have the meaning set forth in Section

3.2 C.

          1.51 "TRUE-UP NOTICE" shall have the meaning set forth in Section
2.4 C 1.

     1.52 "UPDATES" shall mean a modification to a Program intended to resolve any Error in the Program but that does not necessarily include additional capacity or functionality for the Program and is identified by the numeral(s) two places to the right of the first decimal point from the left in the designation for such Update or as otherwise mutually agreed by the Parties, with the latest Update having the larger numeral. An Update shall also include any new or modified related User Documentation

     1.53 "USER DOCUMENTATION" shall mean any user guides, manuals, operator guides, installation guides, and other similar materials generally made available by GeoTel to its licensee end-users of the Programs to facilitate their use.

     1.54 "WARRANTY PERIOD" shall have the meaning set forth in Section 9.2 B.

2.   SCOPE; PURCHASES BY AFFILIATES AND ALLIANCE PARTNERS

     2.1  SCOPE OF AGREEMENT.
          ------------------

          A. During the Term, any division, segment or other business unit or group within Licensee, as well as any Licensee Affiliate or Alliance Partner as provided in this Section 2.1, shall be entitled to license Programs and/or obtain Technical Support, Support Services, or any other Services available hereunder from GeoTel on a worldwide basis pursuant to, and subject to, the terms and conditions of this Agreement, including specifically but without limitation the volume discounts and pricing afforded hereunder, and the limitation of liability set forth in Article 10, by issuing Orders for such Programs and/or Services pursuant to Article 6, but as to any such Order submitted by an Alliance Partner, subject to the Licensee consent requirement specified in Section 2.2 A.

          B. Exhibit A sets forth a list of Licensee Affiliates and Alliance Partners as of the Effective Date. Licensee may from time to time notify GeoTel of changes to said Exhibit A which shall promptly be amended accordingly by the Parties; provided, however, that the addition of any entity as an Alliance Partner by virtue of such entity complying with the requirements of Subitems
(ii) (x) or (ii)(y) of Section 1.2 shall be subject to the prior consent of GeoTel, which consent shall not be unreasonably withheld or delayed. GeoTel acknowledges and agrees that since Exhibit A may not be a complete list of all Licensee Affiliates and Alliance Partners at any given time during the Term, Licensee shall be entitled at any given time to certify in writing to GeoTel that one or more additional entities not then listed on Exhibit A are Licensee Affiliates or Alliance Partners and GeoTel shall afford such additional entities the right to purchase Programs and/or Services as otherwise provided under this
Article 2 pending amendment of Exhibit A, but subject as to any such Alliance Partner to the Licensee consent specified in Section 2.2 A.

     2.2  ORDERS BY AFFILIATES AND ALLIANCE PARTNERS.

          A. 1. GeoTel shall not accept any Order submitted against this Agreement by an Alliance Partner unless: (i) such Order expressly references this Agreement and this Article 2, and (ii) GeoTel receives the prior express written consent of Licensee, which consent specifically refers to the proposed Order, the ordering Alliance Partner, and this Section 2 of this Agreement, and is signed on behalf of Licensee by both a Senior Vice President of Licensee and Licensee's Chief Technology Counsel, provided that such consent of Licensee may be granted or withheld at the sole discretion of Licensee. Under no circumstances shall Licensee be deemed to be a party to, to have any liability or obligation whatsoever in connection with, or to be a guarantor of the obligations under, any Order submitted by an Alliance Partner against this Agreement as to which Licensee has not provided to GeoTel the prior written consent required by this Section and which otherwise fails to comply with Subitem (i) of this Section.

                2. Any conforming Order submitted by an Alliance Partner as to which

Licensee has consented as required pursuant to Section 2.2 A shall be accepted by GeoTel pursuant to Section 6.2 but subject to Section 2.2 C below.

          B. 1. Software programs and services obtained by an Alliance Partner from GeoTel pursuant to agreement separately negotiated between such Alliance Partner and GeoTel and not resulting from Section 2.1 A, shall not accrue to the benefit of, or be credited to, Licensee for purposes of this Agreement, including without limitation for purposes of Licensee's volume discount, pricing or Purchase Commitment hereunder, nor shall such Alliance Partner be afforded the benefit under such separate agreement of the volume discounts and pricing otherwise available hereunder unless otherwise agreed to between the Alliance Partner and GeoTel.

                2. Software programs and services obtained by a Licensee Affiliate from GeoTel pursuant to agreement separately negotiated between such Affiliate and GeoTel and not resulting from Section 2.1 A, shall nonetheless accrue to the benefit of, and be credited to, Licensee for purposes of Licensee's volume discount, pricing and Purchase Commitment hereunder, and such Affiliate shall be entitled to the pricing and volume discounts available hereunder as to any purchases pursuant to such separate agreement but shall otherwise not be afforded the benefit of any other terms and conditions hereunder unless expressly agreed by the Affiliate and GeoTel.

                3. Under no circumstances shall Licensee be deemed to be a party to, to have any liability or obligation whatsoever in connection with, or to be a guarantor of the obligations of any Alliance Partner or Licensee Affiliate under any such separate agreement between such Alliance Partner or Affiliate with GeoTel as referred to in Sections 2.2 B 1 and 2.

          C. Notwithstanding the provisions of Sections 2.2 A 2 and 6.2, GeoTel may nonetheless reject the Order of a Licensee Affiliate or the Order of an Alliance Partner otherwise consented to by Licensee as required pursuant to
Section 2.2 A 1, where the site of the Designated Computer for use of Programs is located outside of North America and GeoTel has a reasonable basis to believe that it will be unable to adequately provide Technical Support for such Programs in such location, provided that such rejection and reasonable basis are communicated by GeoTel in writing to the ordering party promptly after receipt of the Order.

     2.3 ACCRUAL OF PURCHASES. All Programs licensed to, and Services obtained by, any Affiliate or Alliance Partner resulting from Sections 2.1 A or
2.2 B 2 shall accrue to the benefit of, and be credited to, Licensee for purposes of (i) determining pricing and volume discounts under this Agreement, and (ii) fulfillment by Licensee of the Purchase Commitment, as defined in
Section 2.4. Nothing herein shall limit the right of Licensee or any Affiliate or Alliance Partner from obtaining at any time from any third party the same or similar software and/or services as may be obtained or available hereunder or obtaining from GeoTel more favorable pricing than the pricing otherwise available hereunder.

     2.4  PURCHASE COMMITMENT; NO OTHER MINIMUM COMMITMENTS.
          -------------------------------------------------

        A. Purchase Commitment. Licensee agrees that during each of the three consecutive twelve (12) month periods during the Initial Term, the first such twelve month period commencing with the Effective Date and each such consecutive twelve month period being hereinafter referred to as a "Contract
Year", a minimum of   *  in Eligible Purchases from GeoTel shall be made
pursuant to this Agreement, such minimum purchase obligations for each of the three Contract Years hereinafter being referred to individually or collectively, as the context requires, as the "Purchase Commitment" and such Eligible Purchases being defined and valued as provided in Section 2.4 B.

        B. Eligible Purchases. All purchases of licenses for copies of Programs, Technical Support, Support Services or other Services (except for Software Development Services pursuant to Section 11.3 and any Additional Services pursuant to Section 11.4), or any other products, materials, services or information from GeoTel pursuant to this Agreement, whether by Licensee or any Licensee Affiliate or Alliance Partner pursuant to Section 2.1 or credited pursuant to Section 2.2B2 (collectively the "Eligible Purchases"), shall accrue to the benefit of Licensee to fulfill the Purchase Commitment, including without limitation all purchases of licenses for copies of Programs used for demonstration, test or quality assurance purposes. All Eligible Purchases shall be credited against the Purchase Commitment at the discounted price actually paid to GeoTel for the Eligible Purchase.

        C.  Deficiency Payments/Excess Eligible Purchases.

            1. GeoTel shall notify Licensee within fifteen (15) days after the end of each of the three Contract Years as to any deficiency or excess between the Purchase Commitment for such year and the value of the aggregate Eligible Purchases actually made during such Contract Year (the "True-up Notice"), failing the providing of such notice by GeoTel within such time frame as to any deficiency, Licensee shall be deemed to have fulfilled its Purchase Commitment for the Contract Year and shall have no further liability or obligation in connection therewith. Provided that Licensee does not dispute any deficiency contained in a True-up Notice, Licensee shall, within fifteen (15) days after receipt of the notice, in fulfillment of the deficiency, either, at its sole option: (i) pay the deficiency to GeoTel, or (ii) submit itself, and/or have submitted by one or more Licensee Affiliates or Alliance Partners pursuant to
Section 2.1, to GeoTel one or more Orders for such aggregate quantity of Eligible Purchases, along with any Installation Deposit required in connection therewith pursuant to Section 6.1 B, as will be sufficient to fulfill the deficiency (the "Deficiency Order(s)"). Licensee agrees that: (a) as to any Program copies obtained pursuant to a Deficiency Order as to which Licensee Designates to GeoTel an installation site prior to the thirtieth (30th) day after Order Acceptance, acceptance of such copies shall be determined pursuant to Article 7, or (b) as to Program copies as to which Licensee does not designate to GeoTel an installation site by such thirtieth (30th) day from Order Acceptance, such copies shall be deemed accepted for purposes of Article 7 as of the ninetieth day after the end of the prior Contract Year, provided that at such time as Licensee designates to GeoTel an installation site for any such copy, GeoTel shall provide the required Installation Services at no additional charge to Licensee.

            2. In the event that Licensee does not cure any deficiency for a Contract Year as required pursuant to Section 2.4 C 1, and GeoTel claims a breach of this Agreement but does not elect to terminate this Agreement, then Licensee shall be obligated to pay to GeoTel in connection with such failure no more than the difference between [ * ], and the value of all Eligible Purchases made for the Contract Year as to which such deficiency applies. Notwithstanding the foregoing sentence, in no event can the liability of Licensee pursuant to this Section 2.4 C 2 exceed the limitation of liability set forth in Section
10.1 (ii). Upon any payment by Licensee pursuant to this Section 2.4 C 2, Licensee shall be released from and have no further obligation or liability whatsoever as to the Purchase Commitment for such Contract Year.

            3. Any excess of the aggregate value of Eligible Purchases made during a Contract Year over the Purchase Commitment shall be carried over and applied against the Purchase Commitments in any subsequent Contract Years.

        E. No Other Licensee Minimum Commitments. Except to the extent expressly set forth in this Section 2.4, Licensee does not otherwise guarantee that any minimum quantity or dollar volume of Programs and/or Technical Services, Support Services or other Services will be obtained by Licensee and/or its Affiliates and Alliance Partners from GeoTel pursuant to this Agreement or otherwise.

3.   PROGRAM LICENSES

     3.1  LICENSES GRANTED.
          -----------------

          A.    Upon GeoTel's acceptance of an Order for Programs pursuant to
Article 6, GeoTel grants to Licensee a non-exclusive, fully paid-up (subject to payment of the applicable license fees as determined pursuant to Article 5), worldwide, nontransferable (except as otherwise herein provided), license to use the copies of the Programs covered by such Order and related User Documentation pursuant to this Agreement, including without limitation as follows:

                (i) to use the Programs on the Designated Computer referenced in the relevant Order or on a backup computer on a temporary basis if the Designated Computer is inoperative, and in either event on Licensee's premises or the premises of a Customer:

                     (x) for Licensee's own internal telecommunications operations, and in connection with such operations to process the information of Licensee;

                     (y) to provide telecommunications and related services to, and access by Customers, as required during the normal course of providing Licensee products and/or services, and to process Customer information in connection therewith; and

                     (z) to cause or permit a third party to use or operate the Programs solely for the benefit of Licensee and its Customers, including without limitation for the purposes set forth in (x) and (y) immediately above, and in such event on said third party's premises;

                (ii) to locate and allow a Customer to use the Programs, including pursuant to item (iii) immediately below, at its customer call center locations on the Designated Computer(s) referenced in the relevant Order (or on a backup computer on a temporary basis if the Designated Computer is inoperative) solely in connection with such Customer's use of products and/or services provided by Licensee which in turn utilize the Program(s), provided that Licensee shall use its reasonable best efforts to ensure compliance by such Customer with the requirements of Article 8 of this Agreement;

                (iii) to copy the Program for archival or backup purposes, provided that all such archival and backup copies of the Program are subject to the provisions of this Agreement, and all titles, trademarks, and copyright and restricted rights notices appearing on the copies of the Programs as received by Licensee from GeoTel shall be reproduced in such copies;


*Portions have been omitted for confidential treatment.

and

                (iv) to use the User Documentation as reasonably necessary in connection with Licensee's use of the Programs and to further distribute copies of the User Documentation, including as may be modified by GeoTel at Licensee's request pursuant to Section 11.2 D, to Customers for use solely in connection with their use of the Programs and any related Licensee products and/or services, all at no additional cost or expense to Licensee and/or such Customers.

          B. LIMITED RIGHTS. By virtue of this Agreement, Licensee acquires only the right to use the Programs as provided in this Article 3 and does not acquire any other rights or ownership therein.

          C. NO DISTRIBUTION RIGHTS. Licensee acknowledges that it is not a distributor of GeoTel for the Programs, that it has no right to sublicense or otherwise locate elsewhere any copies of the Programs other than as explicitly set forth herein, and that it has no right to permit third parties to resell any Licensee services based upon the Programs.

          D. LICENSE TERM. The term of each license for Programs granted hereunder shall remain in effect perpetually (if not otherwise specified on the Order), unless terminated as provided in Article 4.

          E. CHANGES TO RDG. Upon any change in Licensee's 800 remote data gateway interface or its commercially available equivalent (the "RDG"), Licensee will use its reasonable efforts to provide to GeoTel: (i) early notice of such change to the RDG, (ii) a copy of the changed specifications to the changed RDG promptly after such specifications become generally commercially available, and
(iii) engineering and technical support to facilitate access by GeoTel to Licensee's certification lab for purposes of GeoTel obtaining and maintaining during the Term certification from Licensee that all of the Programs, at the then most Current Release level, and/or Update level being utilized by Licensee during the Term, shall function in conformity with the Specifications when operating and interacting with all Authorized Platforms and Licensee networks.

     3.2  TRANSFER.
          --------

          A. GENERAL RIGHT TO TRANSFER LOCATION. Subject to Section 3.2 B, a Program may be transferred to a different Designated Computer of like configuration or the Designated Computer may be transferred to another location, whether within Licensee's organization, within a Customer's organization, or among Licensee and its Customers, and in any event without incurring any additional license fee or other cost directly related to the transfer, provided that in each case Licensee shall give timely written notice thereof to GeoTel, and subject to Section 14.7, and provided further that Licensee shall remain responsible for payment for any Support Services required in connection with any such transfer.

          B. TRANSFER AFTER TERMINATION OF AGREEMENT. Notwithstanding the provisions of Section 3.2A, during a period of three (3) years from the expiration or any earlier termination of this Agreement, Licensee may transfer a licensed copy of a Program once after such expiration or termination to the site of a Customer who agrees to first commence obtaining products and/or services provided by Licensee which utilize the Program(s) after the effective date of such expiration or termination, [*] list price for the Program copy and subject also to any applicable discount set forth in said Exhibit C, all as in effect as of the effective date of such expiration or termination. No fee whatsoever shall be payable by Licensee during such three year period for a transfer of a licensed copy of a Program from such new Customer site back to a Licensee site. Except as expressly provided in this Section 3.2B, the transfer rights of Licensee set forth in Section 3.2A shall otherwise at all times be as set forth therein, including after the end of the three year period specified in this Section 3.2B.

* Portions have been omitted for confidential treatment

          C. RIGHT TO TRANSFER PROGRAM COPIES TO CUSTOMERS. As to each copy of a Program licensed by Licensee hereunder, from and after the date five (5) years from the date of receipt from GeoTel of the Installation Certificate for the initial version of such copy obtained by Licensee hereunder, Licensee shall be entitled to transfer the most recent Update or Release for such copy to any then-existing Licensee Customer ("Transferee Customer") who has been supported by that copy and/or its replacement Updates and Releases for a minimum continuous period of five (5) years, and GeoTel shall grant an end-user license to the Transferee Customer as to such most recent Update or Release copy, provided that: (i) such Transferee Customer executes as to such copy GeoTel's then current agreement for end-user licensing for use in providing internal services or such other terms and conditions as may be mutually agreed by GeoTel and the Transferee Customer; (ii) if the copy being transferred is not then subject to Technical Support, the Transferee Customer pays all fees required to bring such copy to the then-current revision level; (iii) the Transferee Customer pays for all Services which it obtains, in its sole discretion, from GeoTel in connection with such transfer; and (iv) no additional fee shall be charged to the Transferee Customer for such transfer except that where the Program copy being transferred was being used on a partitioned Intelligent Call Router that supported multiple Customers, including the Transferee Customer, then the Transferee Customer shall pay any additional fee as may be negotiated between the Transferee Customer and GeoTel. From and after the effective date of transfer of any copy of a Program to a Transferee Customer, Licensee's license hereunder as to such copy shall be deemed terminated and Licensee shall have no further obligation or liability whatsoever in connection with such copy or the terminated license, all liability thereafter as to such copy being that of the Transferee Customer.

          D. NO OTHER TRANSFER OR ASSIGNMENT OF COPIES. Except as otherwise provided in this Article 3 and Section 14.5, the rights granted herein as to Program copies are restricted for use solely by Licensee and may not be assigned or transferred to a third party.

4.   TERM; TERMINATION

     4.1 TERM. This Agreement shall have an initial term of three (3) years from the Effective Date (the "Initial Term") after which Initial Term this Agreement shall automatically renew for consecutive one (1) year periods ("Extension Periods") based upon the terms and conditions then contained in this Agreement (other than the provisions of Section 2.4 regarding the Purchase Commitment which shall not be automatically renewed), unless either Party provides written notice to the other no later than ninety (90) days prior to the end of the Initial Term or the then-current Extension Period of its intent to terminate this Agreement in which event this Agreement shall terminate as of the end of such Initial Term or Extension Period, as applicable. The Initial Term and any Extension Periods may be collectively referred to in this Agreement as the "Term".

     4.2 TERMINATION OF AGREEMENT. Upon thirty (30) days' prior written notice, either Party may terminate this Agreement in the event:

             (i) that the other Party breaches any of its material obligations hereunder and fails to cure such breach by the end of such thirty-day period; or

             (ii) of either Party's application for or consent to the appointment of or the taking of possession by a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property; its general assignment for the benefit of creditors; its commencement of a voluntary case under the Federal Bankruptcy Code (as now or hereinafter in effect); its failure to contest in a timely or appropriate manner, or its acquiescence in writing to, any petition filed against it in an involuntary case under such Bankruptcy Code, or its liquidation, reorganization or dissolution;

provided, however, that GeoTel agrees that any termination by GeoTel of this Agreement shall not affect any licenses for Programs previously granted to Licensee hereunder pursuant to Article 3 unless the underlying breach of this Agreement provides a separate basis for termination of one or more such licenses pursuant to Section 4.3 below.

     4.3  TERMINATION OF PROGRAM LICENSES.
          --------------------------------

          A. TERMINATION BY GEOTEL. Upon thirty (30) days' prior written notice, GeoTel may terminate a license to a copy of a Program granted to Licensee hereunder only in the event Licensee breaches any of its material obligations pursuant to Sections 3.1,5.3, 8.1 or 8.2 specifically as to such copy and Licensee fails to cure such breach by the end of such thirty-day period; provided, however, that GeoTel agrees that any termination by GeoTel of the license to a copy of a Program pursuant to this Section 4.3 A shall not constitute a basis for termination of either (i) any other license to a Program copy as to which such breach does not specifically apply or (ii) this Agreement pursuant to
Section 4.2.

          B. TERMINATION BY LICENSEE. Licensee may terminate a license to a copy of a Program granted to License hereunder as provided in Sections 7.2 and
9.2 B.

     4.4  EFFECT OF TERMINATION.
          ----------------------

          A. AVAILABLE REMEDIES. Termination of this Agreement or any license granted hereunder shall not limit either party from pursuing any other remedies available to it, including injunctive relief.

          B. NO EFFECT ON LICENSES. Neither the expiration nor the termination of this Agreement shall serve to terminate, modify or otherwise affect any licenses for Programs granted to Licensee hereunder, all of which licenses shall remain in full force and effect after any such termination or expiration.

          C.    Purchase Commitment.  As to any termination of this Agreement:

                (i)  where GeoTel has terminated this Agreement pursuant to
Section 4.2, Licensee shall be obligated to pay to GeoTel in connection with any resulting failure to fulfill Licensee's obligations pursuant to Section 2.4 no more than the difference between * , and the value of all Eligible Purchases made from the Effective Date of this Agreement through the effective date of termination, provided that in no event shall the liability of Licensee pursuant to this Section 4.4C(i) exceed the limitation of liability set forth in Section 10.1(ii), and upon any payment by Licensee pursuant to this provision, Licensee shall be released from and have no further obligation or liability whatsoever pursuant to Section 2.4; and

                (ii) where Licensee has terminated this Agreement pursuant to
Section 4.2, Licensee shall be released from and have no further liability or obligation in connection with, any Purchase Commitment deficiency for a prior Contract Year, the Purchase Commitment for the then-current Contract Year and any Purchase Commitment for any subsequent Contract Years.


     4.5 RETURN OF PROGRAM UPON TERMINATION. If this Agreement or a license as to a copy of a Program granted pursuant to this Agreement expires or is otherwise terminated, each Party shall as to this Agreement or such license, as applicable: (i) pay to the other Party any related moneys then due and owing,
(ii) cease using the affected Confidential Information of the other Party, and
(iii) certify to the other Party within one month after such expiration or termination that the Party has destroyed or has returned all affected Confidential Information; provided, however, that the foregoing shall not apply to any Program copies and related User Documentation or other Confidential Information of GeoTel related to the use of such Program copies, and the right of Licensee and its Customers to continue using the same, under licenses surviving any expiration or termination of this Agreement pursuant to Section
4.4 B. The foregoing provision applies to the Confidential Information of either Party and all copies thereof in all forms, partial and complete, in all types of media and computer memory, and whether or not modified or merged into other materials.

     4.6 SURVIVAL OF PROVISIONS. The Parties agree that the provisions of Articles 3, 6, 8, 9, 10, 12, and 13, and Sections 4.3, 4.4, 4.5, 4.6, 5.3, 5.4,
5.5, 11.1, 11.2, 11.5, 11.6, 11.7, 11.8 and 14.4 shall survive the expiration or any earlier termination of this Agreement, along with such other provisions as would reasonably be expected to survive such expiration or termination.

5.   PRICE AND PAYMENT PROVISIONS

     5.1 PRICING Licensee shall pay to GeoTel for licenses for Programs, Technical Support, Support Services and other Services obtained pursuant to this Agreement the applicable prices determined pursuant to the pricing and discounts set forth in Exhibit C, but subject to the other requirements of this Article 5. The pricing and discounts for both the Programs and Services set forth in said Exhibit C shall be firm for the Term of this Agreement, provided that on any anniversary of the Effective Date during the Term of this Agreement, GeoTel may, by providing written notice of the same to Licensee no less than one hundred twenty (120) days prior to said anniversary date, increase the then-current license fees for the Programs set forth in Exhibit C by the lesser of (i) five percent (5%) or (ii) the difference between the then-current license fee for a Program set forth in Exhibit C and the commercially available list price for such Program that will be in effect as of said anniversary date. Should GeoTel at any time make any of the Programs or Services generally commercially available at a lower price than as then listed in Exhibit C prior to application of any available discount, then the Exhibit C pricing shall be reduced accordingly retroactive to the effective date of such lower generally commercially available prices.

     5.2 MOST FAVORED CUSTOMER. GeoTel agrees that the prices charged, and discounts available, hereunder from time to time for license(s) for the Programs, or for Technical Support, Support Services or any other materials or Services provided under this Agreement are and shall be no less favorable than the prices charged, and discounts made available, to any other customer of GeoTel for substantially similar volumes of such licenses, services or other materials under


* Portions have been omitted for confidential treatment.

similar business arrangements. Where GeoTel breaches the foregoing obligation, the more favorable prices and/or discounts shall apply to Licensee from the date that the same were made available to such other customer of GeoTel.

     5.3 INVOICING. GeoTel's invoices for Programs will be forwarded after the applicable Commencement Date and, subject to acceptance of Program copies pursuant to Article 7, are then due and payable net forty five (45) days from receipt of invoice by Licensee's Vendor Services Department. Unless otherwise expressly provided herein, GeoTel invoices for Services will be forwarded after the completion of the applicable Service and the invoices will then be due and payable net forty five (45) days from receipt of invoice by Licensee's Vendor Services Department; provided, however, that invoices for Technical Support will be forwarded to Licensee after commencement of the applicable month of Technical Support and the invoices will then be due and payable net forty five (45) days from receipt of invoice by Licensee's Vendor Services Department.

     5.4 TAXES. The prices listed in this Agreement are exclusive of sales, use, value-added, or other federal, state or local taxes or import duties or tariffs imposed on a purchaser or licensee of by law, which Licensee agrees to pay. In the event that Licensee provides GeoTel with an applicable direct payment permit, sale for resale exemption certificate, sales tax exemption certificate or other applicable exemption certificate, GeoTel agrees that it will not invoice taxes for any licenses granted in this Agreement, the Support Services, Technical Support or on Licensee's use of Programs or other materials or services subject to this Agreement.

     5.5 DUTIES. Licensee shall pay any import duties and tariffs incurred as a result of shipment by GeoTel at Licensee's direction of Programs and User Documentation to a destination outside the United States.


6.   ORDERING; DELIVERY; TITLE AND RISK OF LOSS

     6.1  ORDERING.
          ---------

          A. ORDERS. Licensee shall order Programs, Technical Support, Support Services and any other Services available hereunder by means of individual Orders. Each such Order shall specify, as applicable, quantity, price, ship date, delivery date, shipping destination, ship method, and other details pertaining to the products and services ordered thereunder. The terms of this Agreement shall be expressly referred to in the Order. The printed provisions on Orders or attached to Orders shall be deemed deleted with respect to the Orders placed hereunder.

          B. INSTALLATION DEPOSIT. When copies of Programs are being ordered, License shall further, within forty five (45) days after Order Acceptance pursuant to Section 6.2, forward to GeoTel a prepayment of one hundred percent (100%) of the applicable Installation Services fees for such copy, such prepayment hereinafter being referred to as the "Installation Deposit".

     6.2 ORDER ACCEPTANCE. Except as otherwise provided in Section 2.2C as to certain Affiliate and Alliance Partner Orders, GeoTel shall within fifteen (15) days after the receipt of an Order from Licensee hereunder accept such Order ("Order Acceptance") by signing and returning the "Vendor Acknowledgment" copy of the Order to Licensee's Vendor Services Department. In the event GeoTel fails to so return the Acknowledgment copy of the Order within thirty (30) days from receipt, Order Acceptance shall nonetheless be deemed to have occurred as of such thirtieth (30th) day from receipt of the Order by GeoTel.

     6.3  ORDER CANCELLATION
          ------------------

          A. RIGHT TO CANCEL. Licensee shall be entitled to cancel any Order submitted hereunder, in whole or in part, without any penalty, cancellation fee or other liability of any kind, except as expressly provided in the following sentence, by providing written notice up until, as to line items in Orders for the providing of Services, the start of the provision of such Services, and for line items for copies of Programs in Orders, the applicable Commencement Date. As to cancellation of line items for copies of Programs in Orders only, GeoTel shall be entitled to retain the lesser of (i) actual charges incurred by GeoTel in performing Installation Services up until the effective date of cancellation, or (ii) the percentage of any applicable Installation Deposit determined as follows:

Receipt of Cancellation Notice                         % Installation
------------------------------                         --------------
by GeoTel                                              Deposit Retained
---------                                              ----------------

Before Order Acceptance                                        0

After Order Acceptance, but before
receipt of Designated Computer
by GeoTel                                                     25

After receipt of Designated  Computer
by GeoTel, but before shipment to
installation site                                             50

After shipment of Designated Computer
by GeoTel but before Commencement Date                        75

After Commencement Date                                      100

          B. PORTIONS OF INSTALLATION DEPOSITS RETURNED. Any portion of an Installation Deposit that GeoTel is not permitted to retain in the event of cancellation of an Order as to Program copies pursuant to this Section 6.3 shall be repaid to Licensee within thirty (30) days after the effective date of cancellation.

          C. PORTIONS OF INSTALLATION DEPOSITS RETAINED. Any portion of an Installation Deposit retained by GeoTel in connection with the cancellation of any line item for copies of Programs in an Order pursuant to this Section 6.3 shall nonetheless be deemed an "Eligible Purchase" and credited against any applicable Purchase Commitment. Any portion of an Installation Deposit refunded to Licensee in connection with any such cancellation, shall not be so credited.

     6.4 DELIVERY; TITLE/RISK OF LOSS. Delivery by GeoTel of the combined Programs/Designated Computers pursuant to Section 11.2 A 3, or of separate Program, Update or Release copies, shall be made FOB the applicable Licensee or Customer site as specified in the Order or as otherwise designated by Licensee. Risk of loss of, or damage to, any of the foregoing items, and title to the media for any uninstalled Program, Update or Release copies shall pass to Licensee upon delivery to such applicable Licensee or Customer site.

7.   ACCEPTANCE

     7.1  ACCEPTANCE PERIOD. Licensee may test Program copies during a thirty
(30) day period (the "Acceptance Period") beginning on the date of receipt by Licensee of the GeoTel Installation Certificate, as defined in Section 11.2 A. Licensee may reject the Program copy within the Acceptance Period, or any such period as extended by mutual agreement of Licensee and GeoTel, for reasons of the presence of Errors or the failure of the Program copy to perform in accordance with such other test and acceptance criteria as may be mutually agreed by the Parties in writing, provided that failure of Licensee to accept or reject a Program copy within the applicable Acceptance Period shall be deemed acceptance.

     7.2 REJECTION OF PROGRAM COPIES. If any copy of the Programs is rejected, GeoTel shall have fifteen (15) days from receipt of notice of rejection to correct the Errors or other nonconformity's at no additional cost to Licensee (the "Correction Period") and Licensee shall have a new acceptance period of thirty (30) days from Licensee's receipt of the corrected copy of the Program to accept or reject the Program as provided above (the "Additional Acceptance Period"). Should GeoTel either be unable to correct the Errors or other nonconformity's within such Correction Period or should Licensee again reject the corrected Program during the Additional Acceptance Period, then Licensee, at its sole option, shall be entitled to either:

          (i) a full refund of any payments made to GeoTel, including but not limited to any related Installation Deposit, Support Services or other Services, in connection with the rejected copy, provided, that (x) the full value of the Eligible Purchases as to which the refunds applied as determined pursuant to
Section 2.4 B shall nonetheless continue to be credited against any applicable Purchase Commitment, and (y) as of the second time within any rolling sixth month period that Licensee rejects any Program copy after the Additional Acceptance Period pursuant to this Section 7.2, Licensee shall further be entitled, in addition to such refund, to treat such second failure to correct as a material breach of this Agreement pursuant to Section 4.2 (but without the further right of GeoTel to cure as otherwise set forth therein), and to immediately terminate this Agreement by written notice to GeoTel pursuant to said Section 4.2; or

          (ii) prompt replacement of the rejected Program copy with a substitute acceptable to, and at no additional cost to, Licensee.

     7.3 ABATEMENT OF PAYMENT. Licensee's obligation to pay an invoice issued by GeoTel pursuant to Section 5.3 in connection with any Program copy rejected pursuant to Section 7.1 shall be abated during the Correction Period and Additional Acceptance Period provided pursuant to Section 7.2.

8.   PROTECTION OF PROGRAMS: CONFIDENTIAL INFORMATION, ENFORCEMENT

     8.1  CONFIDENTIALITY.
          ----------------

          A. CONFIDENTIAL INFORMATION. By virtue of this Agreement, the Parties may have access to, or exchange, information that is confidential to one another. As used in this Agreement, the term "Confidential Information" shall mean only such information which: (i) if disclosed in writing or other tangible form bears an appropriate legend indicating its confidential or proprietary nature; or (ii) if initially disclosed orally, visually or in other nontangible form, is identified as confidential or proprietary at the time of disclosure. Notwithstanding the foregoing, Licensee agrees that any Programs licensed by GeoTel hereunder, any User Documentation provided by GeoTel hereunder and any Source Code that may be provided by GeoTel to Licensee hereunder pursuant to Article 13, shall be deemed the Confidential Information of Licensor to be treated by Licensee in conformity with the requirements of this Article 8. Notwithstanding the foregoing, GeoTel agrees that the existence and terms and conditions of this Agreement, as well as all Customer information which GeoTel may obtain in the course of performance under this Agreement, including without limitation in the course of performing any of the Services, shall be deemed the Confidential Information of Licensee to be treated by GeoTel in conformity with the requirements of this Article 8.

          B. OBLIGATIONS. Each of the Parties agrees that as to any Confidential Information disclosed to it hereunder:

                (i) to use such Confidential Information only in the performance of this Agreement or as otherwise expressly permitted by this Agreement or by the disclosing Party (the "Discloser");

                (ii) not to make copies of any such Confidential Information or any part thereof except to the extent otherwise expressly permitted by this Agreement or by the Discloser;

                (iii) not to disclose any such Confidential Information to any third party using the same degree of care used to protect the confidential or proprietary information of like importance of the receiving Party ("Recipient"), but in any case using no less than a reasonable degree of care; provided, however, that Recipient may disclose Confidential Information received hereunder to (x) its Affiliates who are bound to protect the received Confidential Information from unauthorized use and disclosure under the terms of a written agreement, and (y) to its employees, consultants and agents, and its Affiliates' employees, consultants and agents, who have a need to know to perform or exercise rights under this Agreement, and who are bound to protect the received Confidential Information from unauthorized use and disclosure under the terms of a written agreement. GeoTel expressly agrees that Licensee shall further be entitled to disclose the Confidential Information of GeoTel received hereunder to Customers and prospective Customers and their respective employees, consultants and agents who have a need to know in connection with the exercise of the rights set forth in Section 3.1 above or otherwise in connection with use or the prospective use of Licensee services and products based on use of the Programs. Confidential Information shall not otherwise be disclosed to any person without the prior written consent of the Discloser; and

                (iv) to return or destroy such Confidential Information and any copies thereof upon the expiration or earlier termination of this Agreement, or Program license, as applicable, to the extent, and as required pursuant to,
Section 4.5.

          C. EXCEPTIONS. The restrictions set forth in this Article 8 on use and disclosure of Confidential Information shall not apply to information that:

                (i) was publicly known at the time of Discloser's communication thereof to Recipient;

                (ii) becomes publicly known through no fault of Recipient subsequent to the time of Discloser's communication thereof to Recipient;

                (iii) is in Recipient's possession free of any obligation of confidence at the time of Discloser's communication thereof to Recipient;

                (iv) is developed by Recipient independently of and without use of any of Discloser's Confidential Information or other information that Discloser disclosed in confidence to any third party;

                (v) is rightfully obtained by Recipient from third parties authorized to make such disclosure without restriction; or

                (vi) is identified by Discloser in writing as no longer proprietary or confidential.

          D. DISCLOSURE PER ORDER. In the event Recipient is required by law, regulation or court order to disclose any of Discloser's Confidential Information, Recipient will promptly notify Discloser in writing prior to making any such disclosure in order to facilitate Discloser seeking a protective order or other appropriate remedy from the proper authority. Recipient agrees to cooperate with Discloser in seeking such order or other remedy. Recipient further agrees that if Discloser is not successful in precluding the requesting legal body from requiring the disclosure of the Confidential Information, it will furnish only that portion of the Confidential Information which is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information.

          E. PUBLICITY. No news, media or other informational releases, public announcements, public disclosures, advertising or marketing materials concerning any part or terms and conditions of this Agreement or any of GeoTel's or Licensee's respective performances hereunder shall be made, issued or distributed by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

          F. SURVIVAL. The provisions of this Article 8 shall survive for a period of five (5) years beyond the effective date of any expiration or earlier termination of this Agreement.

     8.2  OWNERSHIP OF PROGRAMS.
          ----------------------

          A. Licensee acknowledges that GeoTel claims that: (i) GeoTel is the owner of the Programs and any copies thereof, and of all copyright, trade secret, patent, trademark, or other intellectual property rights therein, and
(ii) the ideas and the expressions thereof contained in the Programs are the confidential and proprietary information and trade secrets of GeoTel.

          B. Licensee agrees that physical copies of the Programs, in firmware, diskette, tape, paper, or other form provided by GeoTel shall remain the property of GeoTel, and such copies shall be deemed to be on loan to Licensee during the term of the licenses granted pursuant to this Agreement.

          C. Licensee agrees that it will not decompile, disassemble or attempt in any way to reverse engineer the Programs.

     8.3 ENFORCEMENT. Each Party acknowledges that the Confidential Information of the other Party, including without limitation the Programs and User Documentation, is valuable and unique to such Party and that disclosure, use or treatment of the same in breach of the provisions of this Article 8, will result in irreparable injury to the disclosing Party for which monetary damages alone would not be an adequate remedy. Therefore, each Party agrees that, in the event of a breach or threatened breach of the confidentiality or restricted use provisions of this Article 8 by the other Party, the disclosing Party shall be entitled to seek specific performance and injunctive or other equitable relief from a court of competent jurisdiction as a remedy for any such breach or anticipated breach, and the disclosing Party shall further have no obligation to post bond or other surety in connection therewith. Any such relief shall be in addition to and not in lieu of any appropriate available relief in the way of monetary damages and shall not otherwise limit such Party's other available rights and remedies.

9.   INDEMNITY RE INFRINGEMENT; WARRANTIES;  DISCLAIMERS

     9.1  WARRANTY OF OWNERSHIP; INDEMNITY RE INFRINGEMENT.
          -------------------------------------------------

          A. GeoTel warrants and represents that it is the sole owner of all patent, copyright, trade secret, trademark and other intellectual property rights in the Programs and User Documentation or, if the Programs or User Documentation contains third party software or other materials, GeoTel has the unrestricted right to grant to Licensee all of the licenses and other rights necessary for complying with this Agreement, and in any event has the full power and authority to sell, convey, license, and deliver copies of the Programs and User Documentation free from any liens and encumbrances of all kinds.

          B. GeoTel shall at its expense defend or, at its option, settle, any claim, action or proceeding brought against Licensee and/or any Customer that any Program, the User Documentation or any services provided by Licensee and/or any Customer based on the use of the Programs, or the use of any of the foregoing, infringes a patent, copyright, trade secret, trademark or other intellectual property right, and shall indemnify and hold Licensee and its Customers harmless against all losses, damages, liabilities, expenses and costs incurred and/or awarded against or by Licensee and/or any Customers in connection with any such claim, action or proceeding. Licensee shall: (i) notify GeoTel in writing of any such claim promptly after Licensee becomes aware of the same, (ii) give GeoTel such information and assistance as reasonably required in connection therewith but at the expense of GeoTel, and
(iii) give GeoTel sole control of the defense of such claim and all negotiations for the compromise or settlement thereof; provided, however, that the failure of Licensee to undertake any of the foregoing actions shall not relieve GeoTel of any liability or obligation it may have under this Section 9.1 except to the extent that GeoTel has been adversely affected thereby. Notwithstanding Subitem
(iii) in the preceding sentence:

                (i) Licensee shall have the right to participate in the investigation and defense of any such claim, action or proceeding, with separate counsel chosen and paid for by Licensee; and

                (ii) at any time, Licensee may at its own cost and expense purchase intellectual property or rights thereto from any third party.

          C.    Without limiting the rights of Licensee pursuant to Section
9.1 F, if the use of any Program, the User Documentation or any service based on the use of the Programs or User Documentation or any part thereof, is enjoined in connection with a claim of infringement of any patent, copyright, trade secret right or other intellectual property right, GeoTel shall, at its sole expense, take the following actions listed in the order of requirement (but in no event shall GeoTel be relieved of any obligations of defense and indemnity hereunder):

                (i) obtain for Licensee a license permitting the continued use of the Program, User Documentation and/or service or such part thereof pursuant to the terms of this Agreement;

                (ii) replace or modify the affected Program, user Documentation or part thereof, so that it becomes non-infringing, while still complying with the applicable Specifications and other requirements of this Agreement; or

                (iii) if neither of the foregoing can be accomplished without impacting the economic viability of GeoTel, terminate the license for the affected Program(s) or User Documentation and promptly refund to Licensee: (x) the license or other fees paid for the same under this Agreement amortized over a seven (7) year period commencing as of the Commencement Date for the applicable Program, and (y) the pro-rated unused portion of any Technical Support fees paid in connection with the same; provided, however, that the full value of the Eligible Purchases as to which any refunds pursuant to Subitems (x) and (y) of this sentence relate, as determined pursuant to Section 2.4 B, shall nonetheless continue to be deemed "Eligible Purchases" and credited against any applicable Purchase Commitment pursuant to Section 2.4 C.

          D. GeoTel shall have no liability under Section 9.1B for any costs of defense incurred, or settlement entered into, by Licensee as to an indemnifiable claim hereunder without GeoTel's prior written consent.

          E. GeoTel shall have no liability under this Section 9.1 to the extent that any claim of infringement is based upon (i) the combination of a Program with other products, equipment or materials that are either not furnished or approved by GeoTel, not an Authorized Platform, or where GeoTel should not reasonably have anticipated such combined use, and provided that in any event the claim of infringement would not have occurred but for such combination, (ii) any addition to or modification to the Program, including without limitation to any new Release of the Program, by any person or entity other than GeoTel made without GeoTel's consent or concurrence, if such claim of infringement would not have occurred but for such addition or modification,
(iii) GeoTel furnishing to Licensee any information, data, service or applications assistance, other than the Services, Programs and the related User Documentation, if the claim of infringement would not have occurred but for such information, data, service or applications assistance, or (iv) use of a superseded Release of the Program beyond the time frame specified in Section 11.1D, provided that a replacement Release has been made available to Licensee within such timeframe specified in Section 11.1D, that such replacement Release still complies with the applicable Specifications, and that the claim of infringement would not have occurred but for Licensee continuing to use such superseded Release of the Program as opposed to the replacement Release.

          F. Upon the receipt by Licensee or any Customer within a Contract Year of either notice by or on behalf of a third party alleging or asserting any claims of infringement within the scope of this Section 9.1, service upon Licensee or any Customer of any legal action or other proceeding instituted by or on behalf of a third party alleging in whole or in part an infringement within the scope of this Section 9.1, or the imposition of a temporary restraining order, or temporary or permanent injunction on Licensee or any Customer based in whole or in part upon a claim by or on behalf of a third party of infringement within the scope of this Section 9.1, then, in addition to, and without limiting any of the other obligations of GeoTel pursuant to this Section
9.1 in connection with any of the foregoing, the Purchase Commitment shall from the date of receipt of such notice, service of process, or imposition as to Licensee or any Customer, be waived, and Licensee shall be released from and have no further obligation or liability in connection therewith, on a day to day, pro rata basis until such time as such claim, action or other proceeding is finally resolved, or such temporary restraining order, or temporary or permanent injunction is finally lifted or dissolved, as applicable, provided that from and after the ninetieth day without such final resolution, Licensee shall be entitled, at its option, to then or at any time while such situation continues unresolved, to treat such failure to resolve any of such events as a material breach of this Agreement pursuant to Section 4.2 (but without the further right of GeoTel to cure as otherwise set forth therein), and to immediately terminate this Agreement by written notice to GeoTel pursuant to said Section 4.2.

          G. THE PROVISIONS OF THIS SECTION 9.1 STATE THE EXCLUSIVE LIABILITY OF GEOTEL, AND THE EXCLUSIVE REMEDY OF LICENSEE, WITH RESPECT TO ANY BREACH OF THE WARRANTY SET FORTH IN SECTION 9.1 A OR

ANY CLAIM OF INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADE SECRET, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHT BY THE PROGRAMS, THE USER DOCUMENTATION, OR ANY SERVICES PROVIDED BY LICENSEE AND/OR ANY CUSTOMER BASED ON THE USE OF THE PROGRAMS, OR THE USE OF ANY OF THE FOREGOING.

     9.2  OTHER WARRANTIES
          ----------------

          A.    GeoTel warrants and represents that:

                (i) the Programs delivered hereunder will provide substantially fault free performance in the processing of date and date dependent data (including, but not limited to calculating, comparing, and sequencing operations) from the Effective Date through the year 2100. Upon request, GeoTel shall provide sufficient evidence to demonstrate adequate testing of the Programs to meet this requirement;

                (ii) it has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on behalf of GeoTel has been properly authorized and empowered to enter into this Agreement;

                (iii) disputes over specific named Programs or copies thereof will not interfere with Technical Support or any other Services for Programs or copies thereof separately licensed and paid for by Licensee;

                (iv) no material portion of the Programs is or will be intended, other than under documented control of Licensee:

                    (x) at some specific time or on a specific instruction or occurrence of a given event, to stop, limit or interfere with the operation of the Programs in conformity with the applicable Specifications, or;

                    (y) to damage or materially alter or render inaccessible the Programs, or any other hardware, software or data which the Programs are designed to process or use, or any other hardware, programs or data attached to, resident on, or accessible to the system on which the Programs are executed or stored; and

GeoTel shall be responsible for, indemnify and hold Licensee harmless from any damages, costs, liabilities, and/or expenses, including attorneys' fees and other legal costs, arising out of the breach of the foregoing Subitems (x) and
(y);

                (v) the Programs licensed hereunder do not contain any feature which would impair in any way the operation of the Programs including, but not limited to, software locks or drop-dead devices, date/time expiration codes, or serial number dependent passwords, and GeoTel further warrants that GeoTel will not impair the operation of the Programs in any way;

                (vi) the Programs, at the then most Current Release level and/or Update level being utilized by Licensee during the Term, shall at all times function in conformity with the Specifications when operating and interacting with all Authorized Platforms and Licensee networks, provided, however, that where Licensee makes a change in the RDG, then this warranty shall be abated for a period of ninety (90) days commencing with the effective date of such change and, subject to Licensee fulfilling its obligation pursuant to
Section 3.1 E, commencing with the ninety first (91st) day from the effective date of the change to the RDG this warranty shall once again be in full force and effect as to GeoTel, the Parties expressly agreeing that the foregoing warranty is intended as a warranty separate from that set forth in Section 9.2 B;

                (vii) during the Term, the Programs, at the then most current Update level and then most Current Release level, will remain competitive with respect to software made available by other vendors of call routing software;

                (viii) it may lawfully grant the licenses for the Programs;

                (ix) as of the Effective Date the Deposit Agreement between GeoTel and Data Securities International, Inc. dated August 25, 1995, in the form attached hereto as Exhibit G for information purposes only (the "Deposit Agreement"), is in full force and effect; and

                (x) as of the Effective Date, full and complete copies of GeoTel's then-current Source Code for all of the Programs either then being licensed to Licensee or otherwise available to Licensee pursuant to this Agreement along with any other documentation or materials as agreed by the Parties are held by Data Securities International, Inc. as provided for by, and subject to, the Deposit Agreement.

          B. ADDITIONAL PROGRAM LICENSE WARRANTIES. GeoTel warrants and represents that for a period of ninety (90) days following the acceptance of a copy of any Program by Licensee pursuant to Article 7 (the "Warranty Period"), the copy will be free of Errors when operated on the Authorized Platforms for such Program. Without limiting any rights or remedies that Licensee may have for GeoTel's breach of any other warranties set forth in this Section 9.2, in the event of breach of the foregoing warranty GeoTel shall correct the Error(s) pursuant to the requirements of Section 11.1 at no additional cost to Licensee, including without limitation payment to Licensee of Liquidated Damages as defined and provided in Section 11.1 B 2. Should GeoTel fail to resolve a Critical Situation in a copy of a Program, as required by Section 11.1 B 1 (i), by the tenth (10th) day after receipt of notification of the same from Licensee during the applicable Warranty Period, Licensee can elect, in its sole discretion either to:

                (i) continue to receive such Liquidated Damages until the Critical Situation is so resolved; or

                (ii) at any time from and after the twentieth (20th) day while such Critical Situation remains unresolved, elect to immediately terminate the license for such copy and GeoTel shall immediately refund to Licensee all license fees plus any other moneys paid to GeoTel in connection with such copy, including but not limited to any fees paid for Technical Support, Installation Services (including such fees paid as an Installation Deposit) or other Services in connection therewith, provided, however, that (x) the full value as determined pursuant to Section 2.4 B of the Eligible Purchases as to which any refunds pursuant to this Subitem (ii) relate, including without limitation the terminated license for the Program copy and any related Services, shall nonetheless continue to be deemed Eligible Purchases and credited against any applicable Purchase Commitment pursuant to Section 2.4 C, and (y) as of the second instance within any rolling six (6) month period that Licensee terminates any license to a copy of a Program pursuant to this Subitem
(ii), Licensee shall further be entitled at its option, and in addition to such rights of termination, refund and continued crediting against the Purchase Commitment, to treat such second failure to resolve a Critical Situation as a material breach of this Agreement pursuant to Section 4.2 (but without the further right of GeoTel to cure as otherwise set forth therein), and to immediately terminate this Agreement by written notice to GeoTel pursuant to said Section 4.2.

          C. MEDIA WARRANTY. GeoTel warrants the tapes, diskettes or other media of the Program copies to be free of defects in materials and workmanship under normal use during the applicable Warranty Period. During such Warranty Period, Licensee may return defective media to GeoTel and it will be replaced without charge within twelve (12) business days of receipt by GeoTel.

          D. SERVICES WARRANTY. GeoTel warrants that its Technical Support, Support Services and any other Services provided hereunder will be performed in a workmanlike manner and in conformity with the professional standards for comparable services in the industry, and in compliance with the requirements of this Agreement. This warranty shall be valid for ninety (90) days from the completion of the Service. In the event of breach of the foregoing warranty, GeoTel shall immediately reperform the deficient Service and correct the breach at no additional cost to Licensee.

     9.3  OTHER LIMITATIONS ON WARRANTIES.
          --------------------------------

          A. No employee or agent of GeoTel is authorized to give a greater or different warranty than those set forth herein, unless provided by way of an amendment to this Agreement pursuant to Section 14.11.

          B. Portions of the Programs are derived from third-party software licensed to GeoTel for integration into GeoTel Programs and sublicensing. No such third party warrants the Programs or any such portion, assumes any liability regarding use of such portion or the Programs, or undertakes to furnish any support or information relating to such portion or the Programs, provided that the foregoing shall not in any manner limit the applicability of any obligations as to the Programs undertaken by GeoTel pursuant to this Agreement as to the Programs in their entirety.

          C. DISCLAIMERS. THE EXPRESS WARRANTIES SET FORTH IN SECTION 9.1 AND 9.2 ARE THE ONLY WARRANTIES MADE BY GEOTEL WITH RESPECT TO THE PROGRAMS, SUPPORT SERVICES AND TECHNICAL SUPPORT. GEOTEL MAKES NO OTHER WARRANTIES, EXPRESS, IMPLIED OR ARISING BY CUSTOM OR TRADE USAGE, AND SPECIFICALLY MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

10.  LIMITATION OF LIABILITY

     10.1 LIMITATIONS.  The limitations of liability set forth in this Section
10.1 shall not apply to GeoTel's obligations pursuant to Sections 9.1,
9.2 A.(iv) and 11.8. Except as to any breaches by either Party of the provisions of Article 8 as to which only the limitation of liability set forth in Section 10.1(ii) shall apply:

          (i) in no event shall GeoTel or its licensors,or Licensee or its Customers be liable for any special, incidental, indirect, exemplary, punitive or consequential damages, or for any lost profits, use, data, business or revenue, or other lost economic advantage, arising out of or relating to this Agreement, including without limitation in connection with the performance of the Programs, Support Services, Technical Support, or any other obligations relating to this Agreement, whether such claims or asserted damages are based on breach of contract, strict liability, tort, any federal or state statutory claim, or any other legal theory, and even if the other Party knew, should have known, or has been advised of the possibility of such damages; and

          (ii) in no event shall either Party's aggregate, cumulative liability to the other Party in connection with all breaches of this Agreement, including any breaches of Article 8, as well as any liability of Licensee pursuant to Section 2.4 C 2 and Section 4.4 C(i), exceed in the aggregate the net moneys for Program copy licenses and Services (other than Software Development Services) paid by Licensee from the Effective Date through the date of the latest breach of this Agreement, but in any event such aggregate, cumulative liability cap shall not be less than * subject to the following:

                (x) in any event, the maximum aggregate, cumulative recovery established pursuant to this Subitem (ii) available to a Party shall be net of any and all sums paid by the other Party for any prior breaches of this Agreement, and as to GeoTel only, net as well of any payments of Licensee pursuant to Section 2.4 C 2 and Section 4.4 C(i);

                (y) the Parties expressly acknowledge and agree that the foregoing limitation is intended to apply, and shall apply, cumulatively and in the aggregate to all breaches of this Agreement, and as to Licensee any liability of Licensee pursuant to Section 2.4 C 2 and Section 4.4 C(i), falling within the scope of this Subitem (ii) and not separately to each such breach or as to Licensee, any such liability, and

                (z) such aggregate, cumulative limitation shall apply whether any damages or other liability are (i) characterized as compensatory, direct, special, incidental, indirect, exemplary, punitive, consequential damages or otherwise, including without limitation as lost profits, use, data, business or revenue, or other lost economic advantage, or (ii) asserted under a theory of breach of contract, strict liability, tort, any federal or state statutory basis, or any other legal theory or basis, and even if the other Party knew, should have known, or has been advised of the possibility of such damages.


     10.2 MORE FAVORABLE LIMITATIONS. GeoTel agrees that the foregoing limitations of liability, both separately and in the aggregate, afforded to Licensee hereunder shall from time to time and at all times during the Term, be no less favorable than any limitations of liability, offered to, or agreed to, by GeoTel with any third party. Where GeoTel offers, or agrees to, any such more favorable limitation(s) of liability with a third party, GeoTel shall immediately notify Licensee in writing of the same, such more favorable limitation(s) shall apply retroactively to Licensee from the date that the same were offered, or otherwise agreed to, and the Parties shall promptly amend this Agreement accordingly.

     10.3 ALLOCATION OF RISKS. The provisions of this Article 10 allocate the risks under this Agreement between GeoTel and Licensee. GeoTel's pricing reflects this allocation of risk and the limitations of liability specified herein.

11.  SERVICES

     11.1. TECHNICAL SUPPORT SERVICES.
           ---------------------------

          A. During the applicable Warranty Period, GeoTel will provide Licensee for each copy of the Programs obtained by License hereunder without additional charge the technical






*Portions have been omitted for Confidential Treatment support as specified in this Section 11.1 and Section 4 of Exhibit D ("collectively the "Technical Support"), provided, that in the event of conflict between the terms and conditions of this Section 11.1 and those of said Section 4 of Exhibit D, the terms and conditions of this Section 11.1 shall prevail. Thereafter, during the Term and after any expiration or earlier termination of this Agreement during such period as Licensee desires to continue, or obtain, the same as to each such copy, Licensee shall be entitled to purchase Technical Support, in its sole discretion, and GeoTel shall be obligated to provide such Technical Support, upon payment by Licensee pursuant to Article 5 of the applicable Technical Support fee as determined pursuant to Exhibit C, provided that where Licensee elects to purchase Technical Support after the expiration or termination of this Agreement, the applicable Technical Support fee shall be determined based on Exhibit C as in effect as of the effective date of such expiration or termination.

          B. 1. Upon receipt of notice(s) from Licensee specifying Errors in the current unaltered Release of the Program copy, and upon receipt of such additional information as GeoTel may reasonably request, GeoTel will, without cost to Licensee, resolve situations involving Errors according to the following Severity Levels as assigned to such Errors by Licensee, provided such notice is received by GeoTel within the Warranty Period or during the term of the Technical Support, as the case may be:

                (i) CRITICAL SITUATIONS: A "Critical Situation" is defined as a situation in which an Error materially impacts Licensee's and/or a Customer's productivity and/or service levels. Upon receipt of notification of a Critical Situation by the GeoTel support organization, GeoTel will work with Licensee and/or the Customer on a continuous, 24 hour per-day basis, and resolve the Critical Situation within five (5) calendar days from such notification. GeoTel can respond to a Critical Situation through providing an Update, patch, revision or temporary workaround solution or by replacing the affected Program copy with a Program copy conforming to the Specifications, and GeoTel shall be deemed to have "resolved" a Critical Situation if it has either corrected the Error(s) or moved Licensee and the Customer to either a "Moderate" or "Other Situation" status, as defined below.

                (ii) MODERATE SITUATIONS: A "Moderate Situation" is defined as a situation in which Licensee's and/or Customer's operations are continuing but the Error impairs the ability to use one or more functions of, or the performance of, services based on the Program copy. GeoTel will respond to, and resolve the Moderate Situation by providing to Licensee an Update, patch, revision or temporary workaround or by replacing the affected Program copy with a Program copy conforming to the Specifications and in any event correcting the Error within fourteen (14) days after receiving notice from Licensee of the situation.

                (iii) OTHER SITUATIONS: In all other instances, GeoTel will provide a solution to a reported GeoTel Program Error in the time frame reasonably determined by GeoTel.

Where the resolution provided by GeoTel to either a Moderate Situation, or a Critical Situation that has been reduced to a Moderate Situation, is not permanent, then GeoTel shall provide a permanent solution as a part of the next Update or Release.

                2. The Parties agree that it would be difficult to ascertain the damages which might be incurred by Licensee as the result of the failure of GeoTel to resolve a Critical Situation in a copy of a Program as required pursuant to Section 11.1 B.1(i). Therefore, GeoTel acknowledges and agrees that for each Error giving rise to a Critical Situation as to a copy of a Program which GeoTel fails to resolve in the manner specified in Section 11.1 B.1(i) within the required five days from receipt of notification from Licensee of the Critical Situation as to such copy, GeoTel shall be liable to Licensee by way of liquidated damages, and not by way of a penalty, for the amount of REDACTED MATERIAL per day for each day in excess of such five day maximum that GeoTel fails to resolve each such Error (the "Liquidated Damages"). Any such Liquidated Damages shall be paid by GeoTel to Licensee, in Licensee's sole discretion, by way of either: (i) a payment or payments to be made by GeoTel to Licensee at such intervals during the continuation of any such failure to correct such Errors as determined in Licensee's sole discretion, or (ii) one or more offsets against any then outstanding or subsequent invoices submitted by GeoTel to Licensee under this Agreement, again as determined in Licensee's sole discretion, until all Liquidated Damages incurred pursuant to this Section are paid by GeoTel in full, or (iii) a combination of the foregoing methods of payment until all such Liquidated Damages are paid in full.

          C. RESTRICTIONS ON PROVIDING ERROR CORRECTIONS. GeoTel is not obligated to perform investigation and/or corrections of Errors reasonably found by GeoTel to be either: (i) in other than a current, unaltered Release, provided that GeoTel has made a current Release available to Licensee within the timeframe specified in Section 11.1D and such new Release still complies with the applicable Specifications; (ii) caused by Licensee's negligence; (iii) caused by a modification to the Program by any person or entity other than GeoTel made without GeoTel's consent or concurrence; (iv) use of the Program in combination with programs either not furnished or approved by GeoTel or otherwise certified by GeoTel as working in combination with such Program, or the use of which in such combination should not reasonably have been anticipated by GeoTel; (v) caused by use of the Program outside the scope of the User Documentation; or (vi) due to external causes such as, but not limited to, power failure or electric surges.

          D. UPDATES AND RELEASES. Promptly after making the same generally commercially available or otherwise available to its other licensees of the Programs, GeoTel will provide Licensee with one (1) complete copy of each new Release or Update and one (1) copy of the corresponding User Documentation for each copy of the Program licensed by Licensee and covered by the Update or Release. Following shipment of the Release materials, the previous Release shall remain "current" for purposes hereof for a period of one hundred eighty (180) days; thereafter only the newly delivered Release will be current. Such newly delivered Release and the immediately prior Release for such period of 180 days may be referred to collectively hereinafter as the "Current Release". Releases will only be issued if Licensee has Technical Support in effect. GeoTel shall have no obligation hereunder to furnish Licensee with separately priced components to a Program for which Licensee has not obtained a license.

          E. RENEWAL/TERMINATION OF TECHNICAL SUPPORT. Each initial term of Technical Support shall be for a period of one (1) year from the day after the date of expiration of the Warranty Period and shall automatically renew for additional, consecutive one-year terms pursuant to the terms and conditions of this Section 11.1 unless, not less than thirty (30) days prior to the date upon which the then-current term is due to end, Licensee notifies GeoTel in writing of its intention to terminate Technical Support in which event Technical Support shall terminate as of the end of the then-current term of Technical Support. In addition, Licensee shall be entitled to terminate Technical Support at any time for a Program copy on thirty (30) days prior written notice to GeoTel, in which event Licensee shall receive a prorated refund, on a per diem basis, of any remaining balance of Technical Support fees paid.

          F. PRORATED STARTING DATE. GeoTel will prorate Technical Support fees so that Technical Support for all Programs on a single Designated Computer or in a single local area network are renewable on the same date, even if all the Programs or Technical Support were not ordered at the same time. When GeoTel and Licensee jointly designate such a common renewal date, then renewal and/or termination pursuant to Section 11.1.E shall take place with reference to that date.

          G. REINSTATEMENT OF TECHNICAL SUPPORT. Licensee may reinstate Technical Support which has been terminated by payment of a "Reinstatement Fee" equal to the Technical Support fees that would otherwise have been applicable pursuant to Exhibit C to the period between the effective date of termination of Technical Support and the effective date of reinstatement plus payment of the annual Technical Support fee for the one year period commencing upon the effective date of reinstatement.

     11.2 SUPPORT SERVICES.
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          A.    Installation Services.
                ----------------------

                1. During the Term Licensee shall purchase for each copy of a Program obtained hereunder Installation Services as described in this Section
11.2 A and Section 2 of Exhibit D, and GeoTel shall be obligated to provide such Installation Services upon the ordering of the same by Licensee pursuant to
Section 6.1 at the prices set forth in Exhibit C. Prices set forth in Exhibit C shall cover Installation Services within North America; Installation Services for copies of Programs to be installed outside of North America shall be pursuant to quote from GeoTel.

                2. Upon completion of the installation of each Program copy and associated Designated Computer at Licensee's or Customer's site, such site being designated in the Order, GeoTel will issue an Installation Certificate confirming that GeoTel has successfully completed in conformity with the Specifications, the configuring, installation and testing of the system comprised of the Program copy and the Designated Computer within the intended operational environment.

                3. Licensee shall pay the costs of any shipment of any Designated Computers to GeoTel's facilities for purposes of installation and configuration of the Programs on the Designated Computers. GeoTel shall prepay the costs of shipment and any required packaging, handling and insurance, of the combined Programs/Designated Computers to the applicable Licensee or Customer site as specified in the Order, and shall add all such costs to Licensee's final invoice for the installed Programs.

          B.    Training Services.
                ------------------

                1. During the Term, Licensee shall be entitled, in its sole discretion, to purchase Training Services, in addition to those otherwise included as part of Installation Services, as described in this Section 11.2 B and Section 3 of Exhibit D (provided that in the event of conflict between the terms and conditions of this Section 11.2 B and those of said Section 3, the terms and conditions of this Section 11.2 B shall prevail) and GeoTel shall be obligated to provide such Training Services at GeoTel's training facilities or at another location mutually agreeable to GeoTel and Licensee, upon the ordering of the same by Licensee pursuant to Section 6.1 at the prices determined pursuant to Exhibit C.

                2. GeoTel and Licensee may agree to a "Train the Trainer" program whereby GeoTel will provide in-depth training services to individuals designated by Licensee as "Trainers". These "Trainers" will then develop training materials, documentation and curricula, at Licensee's sole cost, to support a training program in which Licensee's employees or contractors may participate to become trained in the use and/or operation of the Programs. The charge, if any, to Licensee for each such "Trainer" to attend GeoTel training classes will be the same cost as for any other attendee pursuant to the charges set forth in Exhibit C. "Trainers" may attend training classes provided in the normal course of Installation Services pursuant to Section 2 of Exhibit D at no additional cost.

          C. PROJECT MANAGEMENT. GeoTel shall provide a qualified person for each Customer as a point of contact for Licensee to provide project management, coordination and other ancillary services to Licensee in connection with the design and implementation of the project. There shall be no additional charge to Licensee or Licensee's Customer for these services.

          D. MODIFICATION OF USER DOCUMENTATION. At Licensee's request and cost, but such cost subject to the prior approval of Licensee, GeoTel will make reasonable modifications to the User Documentation, including without limitation the addition of Licensee's "MCI logo" to the cover and title pages of the User Documentation. GeoTel shall not be obligated to replace the GeoTel product names on the User Documentation.

     11.3 SOFTWARE DEVELOPMENT SERVICES
          -----------------------------

          A. During the Term, GeoTel shall develop and provide to Licensee such modifications to the GeoTel Software (the "Modifications") as may be requested from time to time by Licensee (the "Software Development Services"), subject to GeoTel notifying Licensee in writing within thirty (30) days after receipt of each such request as to a reasonable, good faith basis upon which GeoTel believes that the development of the requested Modifications are either (i) not technically feasible, or (ii) inconsistent with GeoTel's core business. Such notice shall set forth in reasonably sufficient detail the basis for GeoTel's rejection.

          B. Unless GeoTel provides the foregoing notice to Licensee within the applicable thirty day time period, GeoTel shall work with Licensee to create a requirements document for the requested Modifications (the "Technical Specification"), which Technical Specifications are subject to the final approval of Licensee. Licensee shall reimburse GeoTel for the reasonable time and materials costs incurred by GeoTel in developing the Technical Specifications by either: (i) reimbursing GeoTel for such costs promptly after the Parties have failed to agree upon the development terms and conditions for the Modifications required pursuant to Section 11.3 C within a reasonable period of time after finalization of the Technical Specifications, or (ii) where such terms and conditions are agreed upon by the Parties within such reasonable time period, then such time and materials costs shall be incorporated into the agreed pricing for the development of the Modifications. The rates for GeoTel personnel developing the Technical Specifications shall be those set forth in Section C of Exhibit C.

          C. Upon finalization of the applicable Technical Specifications, GeoTel and Licensee shall negotiate, in good faith, the terms and conditions governing development by GeoTel of the requested Modifications pursuant to the Technical Specifications, including without limitation: (i) the applicable development milestones/deliverables and schedule, (ii) the payment mode, whether by fixed price, hourly or otherwise, but subject to Section 11.3 D, and in any event including payment of the reimbursable costs pursuant to Section 11.3 B unless previously paid by Licensee, and (iii) such other terms and conditions as may be agreed by the Parties. Upon agreement by the Parties as to the foregoing terms and conditions, the same shall be set forth in either a written amendment to this Agreement or a separate written agreement between the Parties.

          D. GeoTel shall perform the Software Development Services for any Modifications during the Term based upon the rates set forth in Section C of Exhibit C.

          E. GeoTel agrees that it shall develop Programs with so-called "service bureau capabilities" (formerly referred to as "partitioning"), such Programs hereinafter being referred to as the "Service Bureau Programs". GeoTel acknowledges and agrees that it has determined that such Service Bureau Programs are both technically feasible and consistent with the scope of GeoTel's core business. GeoTel agrees that it shall develop the Service Bureau Programs subject to the following:

                (i) GeoTel will commence developing the Service Bureau Programs within sixty (60) days after the Effective Date and make such Service Bureau Programs available for licensing by Licensee hereunder in their final generally commercially available form by no later than sixteen (16) months from the Effective Date;

                (ii) Licensee will participate in the development by GeoTel of the Technical Specifications for the Service Bureau Programs but shall have no liability for any costs, expenses or other moneys incurred by GeoTel in connection with that effort;

                (iii) Licensee will fund an acceleration of GeoTel's development calendar to include completion of the Service Bureau Programs in the time frame specified in Subitem (i) immediately above by placing an Order with GeoTel for the amount of Two Hundred Fifty Thousand Dollars ($250,000) upon the completion of the Technical Specifications for the Service Bureau Programs (the "Acceleration Fee"), and except for payment of the Acceleration Fee by Licensee, Licensee shall have no other obligation to fund any portion of the development of the Service Bureau Programs by GeoTel;

                (iv) in consideration for payment of the Acceleration Fee, GeoTel will further grant Licensee credits in the amount of the Acceleration Fee which Licensee shall be entitled to apply against fees for purchases of licenses for the Service Bureau Programs hereunder, or, at Licensee's sole discretion, instead as a credit against fees for purchases of any other Programs or Services hereunder if: (x) the Service Bureau Programs are made available by GeoTel to Licensee in final generally commercially available form at a list price per copy that exceeds sixty percent (60%) of the then applicable Exhibit C list price hereunder per copy of a dedicated call router Program as defined in Exhibit C, Model Number 12002 or its functional equivalent; or (y) in Licensee's sole judgment, the Service Bureau Programs do not meet the functional and performance requirements of Licensee. Any fees for purchases by Licensee utilizing any portion of the Acceleration Fee credit shall be considered as Eligible Purchases hereunder and as such will be applied towards meeting the Purchase Commitment; and

                (v) in the event that GeoTel does not make the Service Bureau Programs conforming with the applicable Technical Specifications available in final generally commercially available form for licensing by Licensee hereunder by the date required pursuant to Subitem (i) immediately above, then the Purchase Commitment shall from and after such due date be reduced by, and Licensee shall be released from and have no further obligation or liability in connection therewith, the amount of One Hundred Sixty Six Thousand Six Hundred Sixty Six Dollars ($166,666) for every full calendar month after such due date that the Service Bureau Programs are not made available for licensing by Licensee in final generally commercially available form, provided that from and after the date twenty four (24) calendar months from the Effective Date if such failure to make the Service Bureau Programs so available continues, Licensee shall further be entitled, at its option, in addition to the foregoing continuing reduction in the Purchase Commitment, to obtain, and GeoTel shall be obligated to provide, a prompt refund of the entire Acceleration Fee, provided, further, however, that except to the extent of the remedies expressly provided to Licensee pursuant to this Section 11.3 E(v) in the event of GeoTel's failure to make the Service Bureau Programs so available by the date required pursuant to Subitem (i) immediately above, such failure shall not otherwise be deemed a material breach of this Agreement by GeoTel.

     11.4 ADDITIONAL SERVICES During the Term, Licensee may request, and GeoTel may perform, services in connection with the Programs which GeoTel is not otherwise required to perform under the terms of this Agreement (the "Additional Services") and Licensee shall pay to GeoTel a mutually agreed upon fee based on the fees set forth in Section C of Exhibit C, including reasonable travel expenses and out-of-pocket expenses approved by Licensee, for any such Additional Service which GeoTel agrees to perform.

     11.5 ONSITE SERVICES GeoTel shall comply with the following requirements as to any onsite services to be performed for Licensee hereunder:

          A. INSURANCE. During the Term, GeoTel shall comply with the Insurance Requirements set forth in Exhibit E ("Insurance Requirements") attached hereto and incorporated herein by this reference.

          B. INCIDENTAL EXPENSES. Licensee shall not be obligated to reimburse GeoTel for travel and out-of-pocket expenses incurred by GeoTel in connection with on-site services expressly included in the provision of the Support Services or Technical Support. Unless otherwise agreed by the Parties, Licensee shall reimburse GeoTel pursuant to Exhibit F ("Licensee Travel Policy") attached hereto and incorporated herein by this reference, for reasonable travel and out-of-pocket expenses actually incurred by GeoTel in connection with on-site services either requested by Licensee pursuant to Section 11.4 or otherwise outside of the scope of the on-site services expressly included in the Technical Support or Support Services.

     11.6 DESIGNATED COMPUTERS. GeoTel acknowledges and agrees that any Designated Computers while in its possession or control during the performance of any Services is and shall remain the property of Licensee, its bailor or its designee, and GeoTel shall have no right, title or interest in or to such Designated Computers other than the limited right of possession and use in order to perform any of the Services as may be requested by Licensee from time to time hereunder. While in GeoTel's possession or control, GeoTel shall:

                (i) keep the Designated Computers in a secure environment, free and clear of any and all claims, liens, security interests and other encumbrances;

                (ii) permit Licensee personnel or Licensee's designees reasonable and free access to the Designated Computers; and

                (iii) bear all risk of loss of and damage to the Designated Computers, and shall further insure the Designated Computers against, and upon receipt of an invoice, reimburse Licensee for any damage to the Designated Computers sustained during such possession or control.

     11.7 GEOTEL PERSONNEL. GeoTel represents and warrants that pursuant to the Internal Revenue Code of 1986, as it may be amended or interpreted from time to time, the regulations promulgated thereunder, and applicable provisions of the common law, all GeoTel Personnel will be independent contractors in relation to Licensee. Accordingly, GeoTel will file, or cause to filed, all required forms and necessary payments appropriate to the status of GeoTel Personnel as independent contractors in relation to Licensee.

     11.8 GEOTEL INDEMNITY. GeoTel at GeoTel's own expense, shall defend, hold harmless and indemnify Licensee, its Affiliates, and its and their respective directors, officers, employees and agents, from and against any and all claims, costs, liabilities, damages, losses or expenses (including reasonable attorneys' fees and allocated in-house legal expenses) arising from: (i) third party claims of injury to or death of any person or loss of or damage to any tangible property (excluding claims for lost data) to the extent caused by the intentional or negligent acts or omissions of GeoTel or any GeoTel Personnel in the performance of any of the Services, or (ii) any GeoTel Personnel being declared to have "employee" status with respect to Licensee.

12.  LICENSEE RESPONSIBILITIES REGARDING INSTALLATION SERVICES

     12.1 OTHER REQUIREMENTS. Licensee will plan, select and order the quantity, types and providers of telephone, data access lines or circuits, local area and wide area network hardware and network services in connection with the Installation Services and will arrange for their wiring, interconnection, delivery and setup, as the case may be, at a demarcation point mutually agreed upon by Licensee and GeoTel. Licensee will take appropriate steps to assure that the date for GeoTel installation will not be delayed due to non-availability of such lines, circuits, local area or wide area network hardware or services.

     12.2 TELEPHONE ACCESS. Licensee shall provide at the installation site in connection with Installation Services, at its expense, one telephone access line for remote support and testing of the Programs and business use of GeoTel at the demarcation point.

     12.3 ADDITIONAL RESPONSIBILITIES. GeoTel shall also advise Licensee of any additional Licensee responsibilities to enable installation of Programs by GeoTel.

13.  SOURCE CODE ESCROW

     13.1 ESCROW AGREEMENT Simultaneously with the execution of this Agreement, the Parties shall execute an "Additional Party Agreement" in the form of Appendix C to the Deposit Agreement that shall be effective as of the Effective Date to secure Licensee's rights hereunder and which Licensee shall be entitled to maintain in effect during the period specified in Section 13.6. GeoTel expressly agrees that any and all breaches by, or liability of, Licensee under or in connection with the Source Code Escrow Agreement and such Additional Party Agreement shall be subject to the limitations of liability set forth in Section
10.1 ("Limitations") of this Agreement, and that any Source Code Materials or other Source Code received by Licensee thereunder or hereunder shall be subject to the provisions of Section 9.1 hereto. GeoTel agrees that at its sole expense during the period specified in Section 13.6 it shall maintain the Deposit Agreement in full force and effect with Data Securities International, Inc., or should such Deposit Agreement with Data Securities International, Inc. terminate or otherwise expire for any reason during such period, then GeoTel shall immediately enter into a replacement escrow arrangement for the Source Code Materials, as defined below, with a replacement independent escrow agent mutually satisfactory to GeoTel and Licensee (Data Securities International, Inc. or such replacement escrow agent, as applicable, hereinafter being referred to as the "Escrow Agent") pursuant to a form of agreement either substantially similar in form to the Deposit Agreement or as otherwise mutually agreed by the Parties and in any event in accordance with the provisions of this Article 13 (the Deposit Agreement or such replacement agreement, as applicable, hereinafter being referred to as the "Source Code Escrow Agreement").

          A. SOURCE CODE RELEASE. Release of the Source Code Materials to Licensee for a particular Program shall be on terms and conditions (including notice, redeposit and other provisions) as set forth in the Source Code Escrow Agreement, but in any event such release shall be granted if:

                (i) GeoTel becomes unable to support such Program by reason of insolvency, making an assignment for the benefit of creditors, having a receiver appointed to manage its affairs, ceasing to do business or being adjudicated a bankrupt under the laws of the United States; and

                (ii) Licensee's use of such Program is likely to be seriously impaired as a result.

          B     SOURCE CODE LICENSE. In the event that Licensee is furnished a copy of any Source Code Materials, Licensee shall be authorized to use such Source Code Materials only for the purpose of performing those support services and Technical Support with respect to the affected Program that GeoTel was to perform hereunder or as otherwise referred to in Section 13.6 at the time Licensee is furnished such copy of the Source Code Materials. Any such Source Code Materials shall be treated as proprietary and confidential material of GeoTel under this Agreement and shall also be subject to all conditions and restrictions set forth in Licensee's Additional Party Agreement under the Source Code Escrow Agreement.

     13.2 SOURCE CODE MATERIALS; AUDIT The Source Code Materials required to be deposited with the Escrow Agent as of the Effective Date pursuant to Section 9.2 A (x) shall be kept current so as to accurately reflect the Source Code for the then Current Releases of the Programs either under license to Licensee or otherwise available to Licensee pursuant to this Agreement from time to time and promptly updated by GeoTel, but in any event no less frequently than following each material upgrade, modification or enhancement thereto, including without limitation any new Releases or Updates provided to Licensee hereunder, and the same shall be part of the Source Code Materials. GeoTel shall designate a mutually acceptable neutral third party who, at the expense and request of Licensee made from time to time, shall audit the materials deposited with the Escrow Agent under the Source Code Escrow Agreement for purposes of determining whether GeoTel has fulfilled its deposit obligations. GeoTel will promptly correct any deficiency disclosed by the audit.

     13.3 BANKRUPTCY, LIQUIDATION, ETC. The obligations of GeoTel under this
Article 13 shall extend to any trustee in bankruptcy, receiver, administrator or liquidator appointed for

GeoTel and GeoTel as debtor-in-possession ("Trustee"), as well as to any other successor in interest to GeoTel. Without limiting the generality of the foregoing, upon written request of Licensee, GeoTel shall not interfere with the rights of Licensee as provided in this Agreement or the Source Code Escrow Agreement to obtain the Source Code Materials from the Trustee, the escrowee or any other person or entity having possession thereof, and shall, if requested under the conditions specified in the Source Code Escrow Agreement for release of the Source Code Materials, cause a copy of such Source Code Materials to be made available to Licensee.

     13.4 DISPUTES REGARDING SOURCE CODE MATERIALS. Notwithstanding that GeoTel has submitted the affidavit referred to in Section 4 of the Source Code Escrow Agreement in response to Licensee's written notice to the Escrow Agent of the occurrence of an Event of Release, as defined in said Section 4, or that a dispute between GeoTel and Licensee pursuant to the Source Code Escrow Agreement, including arising under Section 4, has been submitted to arbitration pursuant to Section 5 of that agreement, the Parties agree that the Source Code Materials shall nonetheless be released to Licensee by the Escrow Agent. If the arbitrator(s) ultimately find that under the terms of this Agreement release of the Source Code Materials to Licensee should not have occurred, Licensee shall return the Source Code Materials to the Escrow Agent.

     13.5 FUTURE EVENTS. In the event that Licensee and GeoTel enter into a separate agreement or an amendment to this Agreement providing for broader distribution rights than set forth herein as of the Effective Date in which Licensee becomes a reseller of GeoTel's Programs and Services, and/or services based upon GeoTel's Programs and Services, directly or indirectly to the end-user marketplace under Licensee's or third party private brand labels and is marketing the Programs, Services and/or services as strategic Licensee products and services, then GeoTel and Licensee will as a function of such separate agreement or amendment to this Agreement negotiate in good faith the addition to the then existing Source Code Escrow Agreement under this Agreement and any escrow agreement under any such separate agreement a Source Code Materials release trigger to address a failure of GeoTel to provide Technical Support.

     13.6 SURVIVAL. The obligations of GeoTel under this Article 13 shall survive and remain in effect until the later to terminate or expire of (i) this Agreement or (ii) any separate agreement or other arrangement between the Parties with respect to Technical Support or other maintenance and support for the Programs, including without limitation any such agreement or other arrangement between the Parties pursuant to Section 11.1 A in effect after the expiration or termination of this Agreement.

14.  GENERAL TERMS

     14.1 INDEPENDENT CONTRACTORS. Notwithstanding anything herein contained to the contrary, GeoTel and Licensee shall operate in the capacity of independent contractors hereunder and nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between GeoTel and Licensee. Neither Party is by virtue of this Agreement authorized as an agent, employee or legal representative of the other nor shall either Party have any power or authority to bind or commit the other. Neither Party will represent to any third parties that it has any right to enter into any binding obligation on the other Party's behalf. Neither Party shall have power to control the activities and operations of the other, it being intended that each Party is and at all times will remain an independent contractor.

     14.2 SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the prohibited or invalid provision, to the extent of such prohibition or invalidity, shall be replaced by a mutually acceptable provision which, being valid and enforceable, comes closest to the intention of the Parties underlying the invalid or unenforceable provision.

     14.3 WAIVER. The waiver by either Party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

     14.4 GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York, without reference to its choice of law provisions. This Agreement will not be governed by the United Nations Convention for the International Sale of Goods.

     14.5 ASSIGNMENT. This Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective successors and assigns. Either Party may assign this Agreement, and, at such respective Party's option, all of such Party's rights and obligations under all licenses to Program copies then held by Licensee, subject to the prior express written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that notwithstanding the foregoing, either Party may, without the consent of the other Party, assign its rights and obligations hereunder, and at such assigning Party's option, all of such Party's rights and obligations in Program licenses then held by Licensee, to an Affiliate, or to a successor in interest or to a purchaser of all or substantially all of the assets of that portion of such Party's business as to which this Agreement pertains, provided, further, however that where any such assignment without consent is made by GeoTel pursuant to this clause to any of the entities or any Affiliates of such entities as listed in Exhibit H ("Prohibited Entities for Assignment"), then as of the effective date of such assignment Licensee shall be released from and have no further obligation or liability in connection with, and GeoTel shall be deemed to have waived, the Purchase Commitment for the Contract Year in which such assignment is effective as well as any Purchase Commitments for any subsequent Contract Years, and Licensee and the assignee covered by Exhibit G as to which GeoTel has made such assignment shall each further be entitled, at their respective sole option, to terminate this Agreement by providing written notice thereof to the other Party without any liability of any kind, but subject to the provisions of Sections 4.4 A, 4.4 B, 4.5 and 4.6. Any prohibited assignment shall be null and void.

     14.6 NOTICES. All notices, requests, demands, or communications required or permitted hereunder shall be in writing and shall be either delivered personally (including delivery by Federal Express or other comparable nation-wide overnight courier service), sent by facsimile transmission, or sent by certified or registered mail, postage prepaid, return receipt requested, to the respective addresses set forth below (or at such other addresses as shall be given in writing by either Party to the other) to:

                  Licensee:    MCI Telecommunications Corporation
                               6 Concourse Parkway
                               Atlanta, GA 30328
                               Attn.: Gene Davidson, Contract Administrator

                  GeoTel:      GeoTel Communications Corporation
                               25 Porter Road
                               Littleton, MA 01460
                               Attn.: Tim Allen, Chief Financial Officer

     All notices, requests, demands or communications shall be deemed delivered
(a) on the date of delivery (or first business day thereafter if delivered on Saturday, Sunday or legal holiday, or after normal business hours) when delivered personally, (b) on the date of transmission (or first business day thereafter if delivered on Saturday, Sunday or legal holiday, or after normal business hours) when sent by facsimile transmission with telephonic confirmation of receipt, and (c) on the date shown on the receipt when sent by certified or registered mail unless delivery is refused or delayed by the addressee, in which event they shall be deemed delivered one (1) day after dispatch.

         14.7 EXPORT ADMINISTRATION. GeoTel and Licensee shall comply with all applicable laws, regulations and rules, including, without limitation, the export control laws of the United States of America and prevailing regulations which may be issued from time to time by the United States Department of Commerce and Office of Munitions Control, U.S. Department of State, concerning the exporting, importing and re-exporting of the Programs, in their respective performances under this Agreement. Without limiting the generality of the foregoing, GeoTel and Licensee each agrees that it shall not export or re-export any Programs or the direct product thereof in violation of the regulations of the United States Department of Commerce or the U.S. Export Administration Act.

         14.8 APPROVAL OF APPROPRIATE GOVERNMENTAL AUTHORITIES. Prior to delivery of the Programs, GeoTel and Licensee shall apply to the appropriate governmental authorities and obtain all approvals necessary for their respective execution and fulfillment of this Agreement and the payment of the fees or other moneys due hereunder.

     14.9 HEADINGS Headings used in this Agreement are for convenience of reference only and shall not be construed as altering the meaning of an Article, Section or this Agreement.

     4.10 COUNTERPARTSARTICLE . This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same agreement.

     14.11 EXHIBITS. In the event of conflict between the terms and conditions of this Agreement and the provisions of any Exhibit hereto, the terms and conditions of this Agreement shall prevail.

     14.12 ENTIRE AGREEMENT. This Agreement, including all Orders, along with the Deposit Agreement, and the Additional Party Agreement constitute the complete agreement between the Parties and supersedes all previous agreements or representations, written or oral, with respect to the matters specified herein. This Agreement may not be modified or amended, or any provision hereunder waived, except in a writing signed by a duly authorized representative of each Party (unless otherwise expressly provided to the contrary herein as to any waiver). This Agreement shall supersede the terms of any unsigned license agreement included in a package for GeoTel furnished Programs.

     IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Agreement.


   GEOTEL:                                      LICENSEE:

   GEOTEL  COMMUNICATIONS                       MCI TELECOMMUNICATIONS

   CORPORATION                                  CORPORATION

   By:                                          By:
      ------------------------------               ----------------------------
         (Authorized Signature)                       (Authorized Signature)

   Name:                                        Name:
        ----------------------------                 --------------------------
              (Type or Print)                             (Type or Print)

   Title:                                       Title:
         ---------------------------                  -------------------------


   Date:                                         Date:
        ----------------------------                  -------------------------

                                    EXHIBIT A

                        AFFILIATES AND ALLIANCE PARTNERS


                              A.LICENSEE AFFILIATES

                               1.networkMCI, Inc.
                  2.MCImetro Access Transmission Services, Inc.
                            3.MCI International, Inc.
               4.MCI International Telecommunications Corporation
                     5.MCI Equipment Acquisition Corporation
                              6.MCI Wireless, Inc.
                       7.Overseas Telecommunications, Inc.
                         8.SHL Systemhouse Inc. (Canada)
                         9.SHL Systemhouse Corp. (U.S.)
                   10.SHL Computer Innovations, Inc. (Canada)
                              11.Telecom*USA, Inc.

                          B. LICENSEE ALLIANCE PARTNERS

                        1.Concert Communications Company
                        2.British Telecommunications plc
                                3.*
                         4.*
               5.*
                                6.*


* Portions have been omitted for confidential treatment.

                                    EXHIBIT B

                              PERFORMANCE CRITERIA



     The Programs shall be subject to the following Performance Criteria:


     1. uptime measured over a rolling thirty (30) day period/Programs availability in fully redundant configurations: ninety nine percent (99%) uptime; and

     2. response time to network: 60 calls per second in a properly configured and redundant system.



                                       a

                                    EXHIBIT C

                          PROGRAMS AND SERVICES PRICING



     A.     PROGRAMS AND LIST PRICES.

     The GeoTel list prices for Program copy licenses, Technical Support and Installation Services in effect as of the Effective Date are set forth in Attachment A ("GeoTel Price List") attached to this Exhibit C and incorporated herein by this reference.

     B.     REDACTED MATERIAL


                                       a

                                    EXHIBIT D

                     TECHNICAL SUPPORT AND SUPPORT SERVICES

                                    EXHIBIT E

                             INSURANCE REQUIREMENTS



During the term of this Agreement the following insurance shall be maintained by
                                    Licensor:

    COMPREHENSIVE OR COMMERCIAL GENERAL LIABILITY INSURANCE. Comprehensive or Commercial General Liability Insurance naming Licensor and its affiliates as the named insured. LICENSEE, et al is to be named as an ADDITIONAL INSURED for purposes of this Agreement. This policy shall cover liability for injury to or death of persons or damage to property including but not limited to work associated with this Agreement, including such liability as may arise from the use of independent contractors, and contractual liability assumed under this Agreement. The policy shall provide a limit of $1 Million combined single limit
(CSL) per occurrence and aggregate (where applicable) for bodily injury, personal injury and property damage, and shall:
                       Cover broad form property damage;

     Cover broad form/blanket contractual liability (both oral and written contracts); Cover personal injury liability;

                     Cover employees as additional insured;

     BUSINESS AUTOMOBILE LIABILITY INSURANCE. Business Automobile Liability Insurance including coverage for owned, hired, and non-owned vehicles in the amount of:

      $1 Million CSL per occurrence/accident for bodily injury and property damage. LICENSEE, et al is to be named as an ADDITIONAL INSURED for purposes of this Agreement.

       WORKER'S COMPENSATION AND EMPLOYERS' LIABILITY INSURANCE. Workers' Compensation in the statutory amount(s) and with benefits required by the laws of the state in which the Work is performed and the state(s) in which employees are hired, if the state(s) are other than that in which the Work is performed.
            Employers' Liability with minimum limit of liability of:

           $1 Million for bodily injury by accident/each accident; $1
       Million for bodily injury by disease/each employee; and $1 Million for bodily injury by disease/policy limit (aggregate).

 Certificates of such insurance shall be submitted to LICENSEE naming LICENSEE, et al as ADDITIONAL INSURED on such policies as appropriate, prior to the start of Licensor's performance or this Agreement. The certificates shall certify that no material alteration, modification or termination of such coverage shall be effective without at least thirty (30) days advance notice to LICENSEE.
                         Licensor's carriers shall waive
  all rights of recovery against LICENSEE for any injuries to persons or damage to property related to of this Agreement.

            Licensor shall require each subcontractor to provide and
        maintain at all times during the term of this Agreement insurance equivalent to that which is required of Licensor.
        Subcontractor and Subcontractor's carriers shall waive all right to recovery against LICENSEE for any injuries to persons or damage to property in the execution of Work
                         performed under this Agreement.

         Licensor shall permit any authorized representative of LICENSEE to examine Licensor's original insurance policies should LICENSEE so request.
     Should Licensor at any time neglect or refuse or provide the insurance required, or should such insurance be canceled or non-renewed, LICENSEE shall have the right to purchase such insurance, and the cost shall be billed to Licensor. In addition, should Licensor at any time neglect or refuse to pay the necessary premium, LICENSEE shall have the right to deduct this amount from moneys due Licensor. Licensor and all subcontractors shall ensure full compliance with the terms of the Occupational Safety and Health Administration
     (OSHA) and all locations, jurisdictions' safety and health regulations during the full term of this Agreement.

                                    EXHIBIT F

                             LICENSEE TRAVEL POLICY

   (a)Authorization. The Licensee Technical Representative may request GeoTel Personnel to travel in the performance of duties. GeoTel Personnel must receive approval from GeoTel and must have the written authorization of the appropriate
                   Licensee Director before commencing travel.

                             (b) Payment Procedure.

     (1) GeoTel shall initially be responsible for travel expenses and shall reimburse GeoTel Personnel, as appropriate.

             (2)GeoTel will then invoice Licensee for the travel. A
        separate Purchase Order will be used for all travel expenses. All travel, transportation, and per diem expenses, copies of which shall accompany invoices, for which reimbursement is sought, shall have the signature of the Licensee Technical Representative and shall be itemized and substantiated with appropriate receipts.

  (3)Expense reports must be filed within five (5) days of completion of travel and invoiced on the next regular invoice submission to Licensee.

   (c) Payment Policy. Licensee-approved travel and related Licensee-approved out-of-pocket expenses incurred in performing services for Licensee under the
Agreement shall be invoiced to Licensee at cost. All travel expenses must comply with Licensee's corporate travel policy in effect during the term of this Agreement (a copy of which is on file with Licensee).

                      (d) Reimbursement will be as follows:

 (1)Commercial transportation - Reimbursable on an "incurred cost" basis at economy, tourist or coach rates; or business class for international travel.

    (2)Private automobile - Reimbursable at Licensee's standard rate, not to exceed $0.24 per mile.

   (3)Per diem - Reimbursable for actual lodging and local transportation and actual meal expenses not to exceed $30.00 per day.

    (4)Licensee will not reimburse for rental cars in conjunction with visits to Licensee's Arlington facility.

   (e)Licensee will not reimburse GeoTel for local travel incurred as a result of commuting to Licensee's facility to perform Work.

     (f) In no event shall Licensee be liable for any travel charges associated with relocation of GeoTel's personnel without the written approval of the Licensee Authorized Representative.

                                    EXHIBIT G

                                DEPOSIT AGREEMENT

                                    EXHIBIT H

                       PROHIBITED ENTITIES FOR ASSIGNMENT


                                REDACTED MATERIAL